As filed with the Securities and Exchange Commission on May 24, 2010
Registration No. 333-165828

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Lake Park Dr., Suite 380, Smyrna Georgia 30080, (678) 384-7220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert T. McNally, Ph.D.
President & Chief Executive Officer
GeoVax Labs, Inc.
1900 Lake Park Dr., Suite 380
Smyrna Georgia 30080
Telephone: (678) 384-7220
Facsimile: (678) 384-7281
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
With Copies To:
T. Clark Fitzgerald III, Esq.
Womble Carlyle Sandridge & Rice, PLLC
271 17th Street, NW, Suite 2400
Atlanta, Georgia 30363
Telephone: (404) 879-2455
Facsimile: (404) 870-4869

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED MAY 24, 2010

PROSPECTUS

GEOVAX LABS, INC.

FROM           TO           UNITS, EACH CONSISTING OF ONE SHARE OF
COMMON STOCK AND A WARRANT TO PURCHASE 0.20 SHARES OF COMMON STOCK

This is a best efforts offering of a minimum of $5,000,000 (      units) and a maximum of $35,000,000 (      units) at a price of $      per unit. Each unit consists of one share of GeoVax Labs, Inc. common stock ($0.001 par value) and a five-year callable warrant to purchase up to 0.20 additional shares at an exercise price of $      per share, or 20% above the offering price of the units. The units will separate immediately upon issuance and trade separately. We are offering shares and the selling stockholder is offering shares as part of the units offered. We will not receive any proceeds from sales of units by the selling stockholder. All of the warrants included in the units will be issued by us and not the selling stockholder. Proceeds will be deposited in an escrow account and returned to investors in full, without interest or deduction, unless at least      units offered hereby are sold during the offering period. Investors will have no right to the return of their funds during the term of the escrow.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GOVXD.” On May 21, 2010, the last reported sale price for our common stock on the OTC Bulletin Board was $4.10 per share. We do not intend to apply for listing of the warrants on any securities exchange. We have applied to list our common stock on NYSE Amex Equities which we refer to as NYSE Amex, under the symbol “GOVX.” We expect the listing to occur concurrently with the closing of the sale of the minimum number of units to be sold hereunder or as soon as practicable thereafter. No assurance can be given that our application will be approved. If the listing is not approved, the offering will not be consummated. Unless otherwise indicated, all share amounts and prices reflect the 1-for-50 reverse stock split we implemented on April 27, 2010.

Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 5 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Total	Total
	Per Unit	Minimum Offering	Maximum Offering

Public offering price	$	$5,000,000	$35,000,000
Placement agent commissions	$	$300,000	$2,100,000
Proceeds to us(1)	$	$4,700,000	$28,200,000
Proceeds to selling stockholder(2)	$	$0	$4,700,000

(1)	Before deducting expenses of this offering payable by us estimated to be approximately $700,000.

(2)	No units that include shares of our common stock held by the selling stockholder will be sold on behalf of or by the selling stockholder until after all units offered by the Company are sold. The selling stockholder will receive all of the proceeds from the sale of units, if any, that include shares of our common stock held by the selling stockholder.

We have agreed to pay Global Hunter Securities LLC, the placement agent, a commission of 6% of the price of each unit sold, and to reimburse certain expenses, up to $50,000. See “Plan of Distribution.” The placement agent is not required to sell any specific number of units or dollar amount of units but will use its best efforts to sell the units. Brokers or dealers effecting transactions in these shares should confirm that the units are registered under the applicable state law or that an exemption from registration is available.

This offering will terminate on          , 2010, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

Global Hunter Securities LLC

The date of this Prospectus is          , 2010

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized anyone to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. Please read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it. The information appearing in this prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, all share amounts and prices in the registration statement of which this prospectus is a part reflect the 1-for-50 reverse stock split we implemented on April 27, 2010.

Company Overview

We are a biotechnology company dedicated to developing vaccines that prevent and fight human immunodeficiency virus, commonly known as HIV, infections that result in acquired immunodeficiency syndrome, also known as AIDS. We have preventative vaccines being evaluated in a Phase 2a human clinical trial in individuals who are not HIV infected and have recently been permitted by the United States Food and Drug Administration, or FDA, to conduct a Phase 1 human therapeutic clinical trial in individuals who are HIV infected.

Our preventative vaccines seek to prevent or control infection by HIV, reduce the rate of disease progression to AIDS and reduce the risk of HIV transmission. Our therapeutic vaccines target impeding viral replication to reduce viral load in HIV infected individuals with a view to reducing or eliminating the need for anti-HIV medications, and thereby reduce the cost of treatment and the detrimental side effects associated with current drug treatments.

Our vaccines address the subtype, known as clade B, of the HIV virus that is most prevalent in the developed world. Our vaccines have been shown to induce strong T-cell, which are a type of white blood cell, and antibody immune responses in non-human primates against the simian immunodeficiency virus, the primate version of the HIV virus. Our goals include raising funds to develop additional HIV vaccines for global markets that have a different clade of the virus, manufacturing and testing these vaccines using Good Manufacturing and Good Laboratory Procedures consistent with FDA guidelines, conducting human trials for vaccine safety and effectiveness, and obtaining regulatory approvals to advance the development and commercialization of our vaccines.

Our preventative vaccine is one of only five vaccine candidates out of more than 80 tested by the HIV Vaccine Trials Network, which we refer to as the HVTN, in Phase 1 human clinical trials to have progressed to Phase 2 testing. Based on current enrollment progress, we expect the Phase 2a trial to be completed during 2011.

The Investigational New Drug, or IND, application to test our therapeutic vaccine in a Phase 1 human clinical trial is based on promising summary data from three pilot studies we conducted of therapeutic vaccination in simian immunodeficiency virus infected non-human primates. We expect the Phase 1 trial which we plan to begin in the first half of 2010, to generate vaccine performance data within 14 to 17 months and trial completion, with full enrollment within 36 months after the date of first patient enrollment.

Our vaccine candidates incorporate two delivery components: a recombinant deoxyribonucleic acid, or DNA, and a recombinant poxvirus designated modified vaccinia Ankara, or MVA, which both deliver genes that encode inactivated HIV-1 derived proteins to the immune system. Both components are designed to support production of non-infectious virus-like particles in vaccinated individuals that prime and boost immune responses. When properly administered in series, our vaccine candidates induce strong T-cell and antibody responses in non-human primates against multiple HIV proteins.

Both the DNA and MVA vaccines contain sufficient HIV-1 genes to support the production of non-infectious virus-like particles in vaccinated people which display forms of proteins that appear authentic to the immune system. When used together, the recombinant DNA component is used to prime immune responses which are boosted by administration of the recombinant MVA component. In certain settings, the recombinant MVA alone may be sufficient for priming and boosting the immune responses.

Work on our vaccines began during the 1990s at Emory University in Atlanta, Georgia, under the direction of Dr. Harriet L. Robinson, who is now our Chief Scientific Officer. The vaccine technology was developed in collaboration with researchers at the United States National Institutes of Health, or the NIH, National Institute of Allergy and Infectious Disease, or the NIAID, and the United States Centers for Disease Control and Prevention, or the CDC. The technology developed at Emory University is exclusively licensed to us. We also have nonexclusive rights through our license to certain patents owned by the NIH and exclusive license rights to certain manufacturing process patents of MFD, Inc.

In 2005, a Phase 1 human clinical trial to test our preventative vaccine concluded successfully. After receiving “Safe to Proceed” status for a new IND by the FDA, a Phase 1 clinical trial combining low doses of the DNA vaccine with the MVA vaccine began in May 2006. An additional Phase 1 human clinical trial began in September 2006 to test full doses of the vaccines. In total, this Phase 1 testing included four clinical trial stages. All clinical trials tested various combinations and doses of our DNA and MVA vaccines in human volunteers for their ability to raise HIV-specific immune responses, as well as for safety. Successful results from all Phase 1 clinical trials supported the initiation of the first Phase 2 clinical trial. Our Phase 2a human clinical trial began in January 2009 and will ultimately involve 225 participants at sites in the United States and South America.

We are also conducting pre-clinical research on the impact of adding adjuvants, which are immune system stimulants, to our vaccine components to see if this can improve the effectiveness of our vaccine candidates. This work is being funded by the NIH through an Integrated Pre-clinical/Clinical AIDS Vaccine Development Grant, or an IPCAVD grant, to GeoVax. Pre-clinical animal trials have been conducted, with encouraging results. If the activities funded by the IPCAVD grant are successful, it may result in a secondary clinical program for the development of the next generation of our HIV/AIDS vaccines.

All of the human clinical testing to date on our vaccines, except for the therapeutic trial we expect to begin in the first half of 2010, has been conducted by the HVTN using funding from the NIH. Separately, in September 2007 we received a five-year IPCAVD grant from the NIH. The total award of more than $18 million is limited to meritorious HIV/AIDS prevention vaccine programs and subject to annual renewal. The funds we are raising in this offering will be used for general corporate purposes and to expand and accelerate our ability to fund research and clinical trials in hopes of accelerating the date our preventative and therapeutic vaccines receive required regulatory approval for commercial distribution.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GOVXD.” On May 21, 2010, the last reported sale price for our common stock on the OTC Bulletin Board was $4.10 per share. We do not intend to apply for listing of the warrants on any securities exchange. We have applied to list our common stock on NYSE Amex under the symbol “GOVX.” We expect the listing to occur concurrently with the closing of the sale of the minimum number of units to be sold hereunder or as soon as practicable thereafter. No assurance can be given that our application will be approved. If the listing is not approved, the offering will not be consummated.

As used herein, “GeoVax,” the “Company,” “we,” “our,” and similar terms include GeoVax Labs, Inc., and its operating subsidiary, GeoVax, Inc., unless the context indicates otherwise.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our website is www.geovax.com. Information on our website is not part of this prospectus.

SUMMARY FINANCIAL INFORMATION

The following summary financial data are derived from our consolidated financial statements. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes, beginning on page F-1 of this prospectus.

	Three Months Ended
	March 31,		Years Ended December 31,
Statement of Operations Data	2010	2009	2009	2008	2007	2006	2005

Total revenues (grant income)	$1,338,560	$710,155	$3,668,195	$2,910,170	$237,004	$852,905	$670,467
Net loss	$(690,789)	$(861,509)	$(3,284,252)	$(3,728,187)	$(4,241,796)	$(584,166)	$(1,611,086)
Basic and diluted net loss per common share(1)	$(0.04)	$(0.04)	$(0.22)	$(0.25)	$(0.30)	$(0.07)	$(0.26)

	March 31,		December 31,
Balance Sheet Data:	2010	2009	2009	2008	2007	2006	2005

Total assets	$3,835,150	$2,769,423	$4,315,597	$3,056,241	$3,246,404	$2,396,330	$1,685,218
Redeemable convertible preferred stock	$—	$—	$—	$—	$—	$—	$1,016,555
Total stockholders’ equity (deficit)	$3,362,055	$2,477,130	$3,744,232	$2,709,819	$2,647,866	$2,203,216	$(500,583)

THE OFFERING

Securities Offered	From to units representing an aggregate price of $5,000,000 to $35,000,000. Each unit will consist of one share of our common stock and a warrant to purchase an additional 0.20 shares of our common stock. The first units sold will only include shares sold by the Company. The remaining units sold will include shares sold by the selling stockholder. All warrants sold will be issued by the Company.

Number of Shares Outstanding Prior to the Offering	15,652,596 shares. (1)

Number of Shares to be Outstanding After the Offering	Minimum: shares(1) Maximum: shares (1)

Description of Unit Warrants:	The five-year callable warrants will have an exercise price of $ per share, or 20% above the offering price of the units. See “Description of Capital Stock and Unit Warrants.”

Use of Proceeds	To have vaccines manufactured for our clinical trials; to conduct a Phase 2 human clinical trial for the therapeutic use of our vaccine; toward conducting our planned Phase 2b human clinical trial for a preventative HIV vaccine; and for working capital and general corporate purposes. We will not receive any proceeds from the sale of units, if any, that include shares of our common stock held by the selling stockholder but we will receive proceeds, if any, from the exercise for cash of warrants included in those units sold.

OTC Bulletin Board Symbol for Our Common Stock	GOVXD This symbol will become “GOVX” on May 26, 2010.

Proposed NYSE Amex Listing Symbol for Our Common Stock	GOVX We will not complete this offering unless our application for listing on NYSE Amex is approved.

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

(1) The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of May 20, 2010, and excludes:

•	1,037,529 shares of common stock reserved for future issuance under our equity incentive plans. As of May 20, 2010, there were options to purchase 1,035,755 shares of our common stock outstanding under our equity incentive plans with a weighted average exercise price of $5.87 per share;

•	907,595 shares of common stock issuable upon exercise of currently outstanding warrants as of May 20, 2010, with exercise prices ranging from $7.00 per share to $16.50 per share; and

•	From to shares of common stock that will be issuable upon exercise of the unit warrants at an exercise price of $ per share (120% of the offering price per unit) sold as part of the units in this offering.

RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below before you decide whether to buy units. Any of the factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our securities. Also, you should be aware that the risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, of which we are not yet aware, or that we currently consider to be immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to Our Financial Results and Need for Additional Financing

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

We have had no product revenue to date and there can be no assurance that we will ever generate any product revenue. We have experienced operating losses since we began operations in 2001. As of March 31, 2010, we had an accumulated deficit of approximately $18.2 million. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, pre-clinical, clinical, manufacturing and marketing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct pre-clinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market the resulting products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

Our business will require continued funding. If we do not receive adequate funding, we will not be able to continue our operations.

To date, we have financed our operations principally through the private placement of equity securities and through NIH grants. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets.

The costs of conducting all of our human clinical trials to date have been borne by the HVTN, funded by the NIH, with GeoVax incurring costs associated with manufacturing the clinical vaccine supplies and other study support. This includes the cost of conducting the ongoing Phase 2a human clinical study of our preventative vaccine. We cannot predict the level of support we will receive from the HVTN or the NIH for any additional clinical trials. We do not currently anticipate any governmental support for our planned Phase 1 therapeutic vaccine human clinical trial.

Our operations are also partially supported by the IPCAVD grant awarded to us to support our HIV/AIDS vaccine program. The project period for the grant, which is renewable annually, covers a five year period which commenced October 2007. The most recent annual award under the grant is for the period that commenced on September 1, 2009 through August 31, 2010 in the amount of $4.7 million. If the annual grant does not occur, we will experience a shortfall in anticipated cash flow and will be required to promptly seek other funds to address the shortfall. We intend to pursue additional grants from the federal government. However, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding in order to finance our development activities.

The current economic downturn may adversely impact our ability to raise capital.

The recession and adverse conditions in the national and global markets may negatively affect both our ability to raise capital and our operations in the future. The volatile equity markets and adverse credit markets may make it difficult for us to raise capital or procure credit in the future to fund the growth of our business, which could have a negative impact on our business and results of operations.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful.

To become profitable, we must generate revenue through sales of our products. However our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point we would discontinue operations.

Whether we are successful will be dependent, in part, upon the leadership provided by our management. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.

Whether our business will be successful will be dependent, in part, upon the leadership provided by our officers, particularly our President and Chief Executive Officer and our Chief Scientific Officer. The loss of the services of these individuals may have an adverse effect on our operations. Although we carry some key man insurance on Dr. Harriet L. Robinson, the amount of such coverage may not be sufficient to offset any adverse economic effects on our operations and we do not carry key man insurance on any of our other executive officers.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the FDA is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We will face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.

The market for vaccines that protect against or treat HIV/AIDS is intensely competitive and is subject to rapid and significant technological change. We will have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. These competitors may develop technologies and products that are more effective or less costly than any of our future technology or products or that could render our technology or products obsolete or noncompetitive. We expect most of these competitors to have substantially more resources than us. If our technology or products are not competitive, we may not be able to remain in business.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with our products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products, and delay our ability to become profitable.

We rely heavily on the HVTN, independent clinical investigators, and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials would prevent regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought, or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

In recent years, several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action and fines and other penalties and could receive adverse publicity, all of which could harm our business.

We may be subject to new federal and state legislation to submit information on our open and completed clinical trials to public registries and databases.

In 1997, a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions was established under the FDA Modernization Act, or the FDMA, to promote public awareness of and access to these clinical trials. Under the FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Since the establishment of this registry, there has been significant public debate focused on broadening the types of trials included in this or other registries, as well as providing for public access to clinical trial results. A voluntary coalition of medical journal editors has adopted a resolution to publish results only from those trials that have been registered with a no-cost, publicly accessible database, such as www.clinicaltrials.gov. Federal legislation was introduced in the fall of 2004 to expand www.clinicaltrials.gov and to require the inclusion of trial results in this registry. The Pharmaceutical Research and Manufacturers of America has also issued voluntary principles for its members to make results from certain clinical trials publicly available and has established a website for this purpose. Other groups have adopted or are considering similar proposals for clinical trial registration and the posting of clinical trial results. Failure to comply with any clinical trial posting requirements could expose us to negative publicity, fines and other penalties, all of which could materially harm our business.

We will face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payers such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payers is presently undergoing reform and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the United States. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Generic drug manufacturers’ agreements with federal and state governments provide that the manufacturer will remit to each state Medicaid agency, on a quarterly basis, 11% of the average manufacturer price for generic products marketed and sold under abbreviated new drug applications covered by the state’s Medicaid program. For proprietary products, which are marketed and sold under new drug applications, manufacturers are required to rebate the greater of (a) 15.1% of the average manufacturer price or (b) the difference between the average manufacturer price and the lowest manufacturer price for products sold during a specified period.

Both the federal and state governments in the United States, and foreign governments, continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Additionally, some uncertainty may exist as to the reimbursement status of newly approved injectable pharmaceutical products. Our products may not be considered cost-effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

We may not be successful in establishing collaborations for product candidates we may seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of our vaccine’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration early in the development of a product candidate, we may be forced to accept a more limited share of any revenues this product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales or marketing experience and our lack of experience may restrict our success in commercializing our product candidates.

We do not have experience in manufacturing, marketing, or selling vaccines. We may be unable to establish satisfactory arrangements for manufacturing, marketing, sales, and distribution capabilities necessary to commercialize and gain market acceptance for our products. To obtain the expertise necessary to successfully manufacture, market, and sell our vaccines, we will require the development of our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to make that investment and also execute our current operating plan is dependent on numerous factors, including, the performance of third party collaborators with whom we may contract. Accordingly, we may not have sufficient funds to successfully commercialize our vaccines in the United States or elsewhere.

Furthermore, our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:

•	the efficacy and safety of our vaccines;

•	the time and scope of regulatory approval;

•	reimbursement coverage from insurance companies and others;

•	the price and cost-effectiveness of our products; and

•	patent protection.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and the demand for our products.

Risks Related to Our Intellectual Property

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our vaccines are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our vaccines. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become insolvent or bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

•	stop or delay selling, manufacturing or using products that incorporate, or are made using, the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Neither the U.S. Patent and Trademark Office nor the courts have established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

Risks Related to This Offering and Our Securities

We will have broad discretion over the use of the net proceeds from this offering.

We intend to use the proceeds as described in “Use of Proceeds.” However, the allocation of proceeds will depend in part upon how much money we raise and future developments in our business. Our judgment as to such allocations may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Most of the outstanding shares held by our affiliates will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this prospectus, subject in some cases to volume and other restrictions of Rule 144 under the Securities Act. The lock-up period may be extended in certain cases for up to 18 additional days.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the shares issuable upon exercise of the warrants will be issued with restrictive legends unless such shares are eligible for sale under Rule 144.

There is no firm commitment to purchase units, and there can be no assurance we will sell the minimum amount of units.

The Company is offering the units through the placement agent on a “best efforts” minimum/maximum basis. The placement agent has made no commitment to purchase any units offered hereby. Consequently, there can be no assurance that the units offered hereby will be sold. In the event that the minimum number of units offered hereby is not sold within thirty days of the date of this prospectus, all proceeds received will be refunded in full to investors without interest or deduction. Therefore, investors subscribing to purchase the units offered hereby may lose the use of their funds for the escrow period of up to thirty days.

The impact of the recent 1-for-50 reverse stock split on the price of our common stock is uncertain.

We effected the 1-for-50 reverse stock split of our common stock for the purpose of increasing the per share trading price, among others. However, the price may decline due to many factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing a reverse stock split. The effect of the reverse stock split upon the future market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that, over time, the reverse stock split may not result in a permanent increase in the per share price, which depends on many factors.

Investors in this offering will experience immediate and substantial dilution and may experience additional dilution in the future.

Investors in this offering will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of all of units offered in this offering at a public offering price of $      per unit, and after deducting placement agent commissions and estimated offering expenses payable by us, our net tangible book value

per share, as of March 31, 2010, would have been $     , representing an immediate dilution of $      per share, or     %, of the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options and warrants are ultimately exercised at prices below the then-current market value, investors in this offering will sustain future dilution.

The market price of our common stock is highly volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by our stockholders and by us, including those sold pursuant to this prospectus, and subsequent sales of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will ever develop, allowing you to sell large quantities of shares or all of your holdings. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

We have never paid dividends and have no plans to do so.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the United States securities laws. The Securities and Exchange Commission, or the SEC, as required by the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our stock.

If we fail to remain current in our reporting requirements, our securities could be removed from the OTC Bulletin Board or NYSE Amex, as applicable, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

United States companies trading on the OTC Bulletin Board or NYSE Amex must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board or delisted from NYSE Amex, as applicable. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

There is no guarantee that our shares will be listed on NYSE Amex, or remain listed.

We have applied for listing of our common stock on NYSE Amex. Upon the closing of this offering, we believe that we can satisfy the listing requirements and expect that our common stock will be listed on NYSE Amex. Such listing, however, is not guaranteed. If the application is not approved, the offering will not be consummated and our common stock will continue to be quoted on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance that any broker will be interested in trading in our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our placement agent is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the placement agent can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this financing will be sufficient to meet our anticipated cash needs through 2012. We may, however, require additional cash resources. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity securities or borrow money. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our directors and executive officers beneficially own a significant amount of our common stock and will be able to exercise significant influence on matters requiring stockholder approval.

Our directors and executive officers collectively beneficially own approximately 21.9% of our common stock as of May 21, 2010. After the offering and assuming all units offered hereby are sold, our directors and executive officers will collectively beneficially own approximately     % of our common stock. Consequently, our directors and executive officers as a group will continue to be able to exert significant influence over the election of directors and the outcome of most corporate actions requiring stockholder approval and our business, which may have the effect of delaying or precluding a third party from acquiring control of us. Furthermore, Emory University beneficially owns 29.5% of our common stock as of May 21, 2010, and will beneficially own approximately     % if all shares offered hereby are sold. If our directors and executive officers move to act in concert with Emory University, their ability to influence stockholder actions will be even more significant.

Certain provisions of our certificate of incorporation may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward-looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” their negatives, and similar expressions, although not all forward-looking statements contain these identifying words. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements contained in this prospectus are based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known industry developments, our scientific work, contractual arrangements, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following: our history of operating losses, our need for continued funding, the development stage of our vaccines, regulatory and legal uncertainties, competition, the difficulty of obtaining timely regulatory approvals, uncertainty as to third party reimbursements, the impact of healthcare reform, difficulties related to our intellectual property, and other factors discussed under “Risk Factors.”

Other factors besides those described in this prospectus and any prospectus supplement could also affect our actual results. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

USE OF PROCEEDS

We estimate that the net proceeds, after commissions and after expenses estimated at $700,000, from the sale of the units by us (as opposed to those which include the selling stockholder’s shares) will be approximately $4,000,000 assuming that we sell the minimum number of such units, and $27,500,000 assuming we sell the maximum number of such units we are offering pursuant to this prospectus. We will retain broad discretion over the use of the net proceeds to us from any sale of the units under this prospectus. Except as described in this prospectus, we currently anticipate that the net proceeds to us from any sale of the units under this prospectus will be used together with other funds available as follows:

•	approximately $2,500,000 to have vaccines manufactured for our clinical trials;

•	approximately $3,500,000 to conduct a Phase 2 human clinical trial for the therapeutic use of our HIV vaccine;

•	up to $15,000,000 toward conducting our planned Phase 2b human clinical trial for a preventative HIV vaccine; and

•	the remainder for working capital, and general corporate purposes.

If the minimum number of units is sold, we plan to apply the net proceeds to manufacturing our vaccines (approximately $1,500,000) and conducting our therapeutic vaccine clinical program (approximately $1,000,000), and the remainder for working capital and general corporate purposes.

We plan to apply the proceeds in approximately the order listed above. However, as our business develops, the amount to be allocated to particular uses may change.

We will not receive any proceeds from the sale of units by the selling stockholder but we will receive proceeds, if any, from the exercise of warrants included within the units sold pursuant to this offering. Since the warrants may or may not be exercised and, if exercised, may be exercised in whole or in part using a cashless exercise mechanism, we cannot predict the amount or timing of sums we may receive as a result of any warrant exercises.

MARKET FOR REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTC Bulletin Board market under the symbol “GOVXD.” On May 26, 2010, it will begin trading on the OTC Bulletin Board under the symbol “GOVX.” We have applied for listing of our shares on NYSE Amex under the symbol “GOVX.” The following table sets forth the high and low bid prices for our common stock for the periods indicated. The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions:

	High	Low

2010
Second Quarter (through May 21, 2010)	$6.50	$3.00
First Quarter	$9.00	$5.00
2009
Fourth Quarter	$12.50	$7.00
Third Quarter	16.50	6.00
Second Quarter	19.00	5.00
First Quarter	10.00	4.50
2008
Fourth Quarter	$10.00	$4.50
Third Quarter	10.00	6.50
Second Quarter	14.50	6.00
First Quarter	9.50	5.50

Holders

On May 20, 2010, there were approximately 1,200 holders of record of our common stock, after giving effect to the estimated reduction resulting from the payout of fractional share interests resulting from the 1-for-50 reverse stock split. The number of record holders does not reflect the number of beneficial owners of our common stock for whom shares are held by brokerage firms and other institutions.

Dividends

We have not paid any dividends since our inception and do not contemplate paying dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis; and

•	on a pro forma as adjusted basis giving effect to the sale of units, each of which will include one share of common stock, in this offering at an assumed public offering price of $ per unit, after deducting the estimated commissions and estimated offering expenses payable by us, and application of net proceeds.

		Pro Forma
		as Adjusted(1)
		Minimum	Maximum
	Actual	Offering	Offering

Common stock, $0.001 par value 40,000,000 shares authorized, 15,652,814 shares outstanding at March 31, 2010, shares outstanding if the minimum number of units is sold, shares outstanding if the maximum number of units is sold	$15,653	$—	$—
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none outstanding	$—	$—	$—
Additional paid-in-capital	$21,575,039	$	$—
Deficit accumulated during the development stage	$(18,228,637)	$(18,228,637)	$(18,228,637)

Total Stockholders’ Equity	$3,362,055	$—	$—

(1)	These columns do not reflect the issuance or exercise of any warrants included within the units sold as part of this offering.

SELECTED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the information set forth below in conjunction with the information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and our consolidated financial statements and the related notes, beginning on page F-1 of this prospectus.

	Three Months Ended
Statement of	March 31,		Years Ended December 31,
Operations Data	2010	2009	2009	2008	2007	2006	2005

Total revenues (grant income)	$1,338,560	$710,155	$3,668,195	$2,910,170	$237,004	$852,905	$670,467
Net loss	$(690,789)	$(861,509)	$(3,284,252)	$(3,728,187)	$(4,241,796)	$(584,166)	$(1,611,086)
Basic and diluted net loss per common share(1)	$(0.04)	$(0.04)	$(0.22)	$(0.25)	$(0.30)	$(0.07)	$(0.26)

	March 31,		December 31,
Balance Sheet Data:	2010	2009	2009	2008	2007	2006	2005

Total assets	$3,835,150	$2,769,423	$4,315,597	$3,056,241	$3,246,404	$2,396,330	$1,685,218
Redeemable convertible preferred stock	$—	$—	$—	$—	$—	$—	$1,016,555
Total stockholders’ equity (deficit)	$3,362,055	$2,477,130	$3,744,232	$2,709,819	$2,647,866	$2,203,216	$(500,583)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the discussion under “Selected Financial Data” and our consolidated financial statements included in this prospectus beginning at page F-1. This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

GeoVax, a biotechnology company, focuses on developing vaccines to protect against or to treat diseases caused by HIV. We have exclusively licensed vaccine technology from Emory University that was developed at Emory University in collaboration with the NIH and the CDC.

Our major ongoing research and development programs are focused on the clinical development of our DNA and MVA vaccines designed for use together in a prime-boost system for the prevention and/or treatment of HIV/AIDS. We are developing two clinical pathways for our vaccine candidates — (i) as a preventative vaccine to prevent or control infection of individuals who are exposed to the HIV virus, and (ii) as a therapeutic vaccine to prevent development of AIDS in those individuals who have already been infected with the HIV virus.

Our HIV vaccine candidates have successfully completed pre-clinical efficacy testing in non-human primates and our preventative HIV vaccine candidate has completed Phase 1 clinical testing trials in humans.

Our preventative vaccine candidate is currently in a Phase 2a clinical trial, being conducted by the HIV Vaccine Trials Network, or the “HVTN,” with funding from the NIH. We expect to complete this trial during 2011 based on current patient enrollment rates.

With regard to our therapeutic vaccine candidate, the FDA recently permitted us to begin a Phase 1 clinical trial. We expect the Phase 1 clinical trial to generate vaccine performance data within 14 to 17 months and trial completion, with full enrollment, within 36 months after the date of first patient enrollment.

In addition to our clinical development program for our vaccine candidates, we are conducting pre-clinical research on the impact of adding adjuvants, which are immune system stimulants, to our vaccine components to investigate whether they can improve the effectiveness of our vaccine candidates. This work is being funded by the NIH through an Integrated Pre-clinical / Clinical AIDS Vaccine Development, or IPCAVD, grant to GeoVax. If the activities funded by the IPCAVD grant are successful, it may result in a secondary clinical program for the development of the next generation of our HIV/AIDS vaccines.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts the estimates as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2009. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, or SAB 104 provides guidance in applying U.S. generally accepted accounting principles to revenue recognition issues, and specifically addresses revenue recognition for upfront, non-refundable fees received in connection with research collaboration agreements. Our revenue consists solely of grant funding received from the NIH. Revenue from this arrangement is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair-value as calculated by the Black-Scholes option pricing model. The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award.

Liquidity and Capital Resources

At March 31, 2010, we had cash and cash equivalents of $2,603,108 and total assets of $3,835,150, as compared to $3,515,784 and $4,315,597, respectively, at December 31, 2009. Working capital totaled $2,580,020 at March 31, 2010, compared to $3,309,355 at December 31, 2009.

Sources and Uses of Cash

We are a development-stage company (as defined by Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 915, “Development Stage Entities” ) and do not have any products approved for sale. Due to our significant research and development expenditures, we have not been profitable and have generated operating losses since our inception in 2001. Our primary sources of cash are from sales of our equity securities and from government grant funding.

Cash Flows from Operating Activities

Net cash used in operating activities was $912,676 for the three month period ended March 31, 2010 as compared to $460,209 for the comparable period in 2009. Net cash used in operating activities was $1,425,150, $2,367,886, and $3,265,743 for the years ended December 31, 2009, 2008 and 2007, respectively. Generally, the differences between periods are due to fluctuations in our net losses which, in turn, result from fluctuations in expenditures from our research activities, offset by net changes in our assets and liabilities.

The costs of conducting all of our human clinical trials to date, except for the therapeutic trial, have been borne by the HVTN, funded by the NIH, with GeoVax incurring costs associated with manufacturing the clinical vaccine supplies and other study support. The HVTN and the NIH are bearing the cost of conducting our ongoing Phase 2a human clinical trial, but we cannot predict the level of support we will receive from the HVTN or the NIH for any additional clinical trials. We do not currently anticipate any governmental support for our planned Phase 1 therapeutic vaccine clinical trial.

Our operations are also partially funded by the IPCAVD grant awarded to us in September 2007 by the NIH to support our HIV/AIDS vaccine program. The project period for the grant, which is renewable annually, covers a five-year period which commenced in October 2007, with an expected annual award of generally between $3 and $4 million per year (approximately $18.3 million in the aggregate). The most recent annual award under the grant is for the period that commenced on September 1, 2009 through August 31, 2010 in the amount of $4.7 million. We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production for human clinical trial testing, primarily with regard to our research into vaccine adjuvants. The funding we receive pursuant to this grant is recorded as revenue at the time the related expenditures are incurred, and thus partially offsets our net losses. If the annual grant does not occur, we will experience a shortfall in anticipated cash flow and will be required to promptly seek other funds to address the shortfall. We intend to pursue additional grants from the federal government. However, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding in order to finance our development activities.

Cash Flows from Investing Activities

Our investing activities have consisted predominantly of capital expenditures. There were no capital expenditures during the three months ended March 31, 2010 or for the comparable period in 2009. Capital expenditures for the years ended December 31, 2009, 2008 and 2007, were $270,246, $99,831, and $0, respectively.

Cash Flows from Financing Activities

Net cash provided by financing activities was $0 and $240,000 for the three month periods ended March 31, 2010 and 2009, respectively. During the 2009 period we received $240,000, net of associated costs, from the sale of our common stock to an investor pursuant to a stock purchase agreement that provided us the right to sell shares to the investor through July 31, 2010. We do not plan to sell additional shares under this agreement.

Net cash provided by financing activities was $3,020,000, $2,668,541, and $3,167,950 for the years ended December 31, 2009, 2008 and 2007, respectively. During 2009, we received $1,500,000 from the exercise of a stock purchase warrant. During 2009 and 2008, we received $1,520,000 and $406,091, respectively, net of associated costs, from the sale of our common stock pursuant to the stock purchase agreement. The remaining cash generated by our financing activities relates to the sale of our common stock and warrants to individual accredited investors.

We anticipate incurring additional losses for several years as we expand our drug development and clinical programs and proceed into higher cost human clinical trials. Conducting clinical trials for our vaccine candidates in development is a lengthy, time-consuming and expensive process. We do not expect to generate technology or product sales from our development efforts for several years. If we are unable to successfully develop and market pharmaceutical products over the next several years, our business, financial condition and results of operations will be adversely impacted.

Our capital requirements, particularly as they relate to product research and development, have been and will continue to be significant. We intend to seek FDA approval of our products, which may take several years. We will not generate revenues from the sale of our technology or products for at least several years, if at all. We will be dependent on obtaining financing from third parties in order to maintain our operations, including our clinical program. Due to the existing uncertainty in the capital and credit markets, and adverse regional and national economic conditions that may persist or worsen, capital may not be available on terms acceptable to the Company or at all. If we fail to obtain additional funding when needed, we would be forced to scale back or terminate our operations, or to seek to merge with or to be acquired by another company.

In any event, we anticipate raising additional capital during the remainder of 2010, although there can be no assurance that we will be able to do so. While we believe that we will be successful in obtaining the necessary financing to fund our operations through grants, this offering, exercise of options and warrants, and/or other sources, there can be no assurances that such additional funding will be available to us on reasonable terms or at all.

The specific number of units to be offered, the price range, and the closing date for this offering have yet to be determined. The first $30 million of units sold in this offering will include only shares offered by the Company. All of the warrants contained in the units will be issued by the Company. There can be no assurance that we will be able to successfully complete the offering, or that we will be able to sell all of the units offered.

We believe that our current working capital, combined with the proceeds from the IPCAVD grant awarded from the NIH, and without consideration given to net proceeds from this offering will be sufficient to support our planned level of operations through the end of 2010. Assuming the minimum amount of units is sold, we expect to have sufficient funding to support our planned operations through mid-2011. Assuming $30 million of units is sold, we expect to have sufficient funding to support our planned operations through 2012. Should the financing we require to sustain our working capital needs beyond 2010 be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations.

Contractual Obligations

As of March 31, 2010, we had firm purchase obligations of approximately $830,000 as compared to less than $10,000 at December 31, 2009. Such increase relates to initiation of vaccine manufacturing contract. We have no committed lines of credit and no other committed funding or long-term debt. We entered into a new employment agreement with a newly employed executive officer in January 2010. There have been no other material changes to our contractual obligations since December 31, 2009.

The following table represents our contractual obligations as of December 31, 2009, aggregated by type (in thousands):

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 years

Operating Lease Obligations(1)	$609	$115	$365	$129	$—
Emory University — License Agreement(2)	—	—	—	—	—
Total	$609	$115	$365	$129	$—

(1)	Our operating lease obligations relate to the facility lease for our 8,430 square foot facility in Smyrna, Georgia, which houses our laboratory operations and our administrative offices. The lease, which was effective November 1, 2009, expires on December 31, 2014.

(2)	Pursuant to the Emory License, we have committed to make potential future milestone and royalty payments which are contingent upon the occurrence of future events. Such events include development milestones, regulatory approvals and product sales. Because the achievement of these milestones is currently neither probable nor reasonably estimable, the contingent payments have not been included in the table above or recorded on our consolidated balance sheets. The aggregate total of all potential milestone payments included in the Emory License (excluding royalties on net sales) is approximately $3.5 million.

As of December 31, 2009, except as disclosed in the table above, we had no other material firm purchase obligations or commitments for capital expenditures and no committed lines of credit or other committed funding or long-term debt. We have employment agreements with our executive officers and a consulting agreement with the Chairman of our Board of Directors, each of which may be terminated with no more than 90 days advance written notice.

Net Operating Loss Carryforwards

At December 31, 2009, we had consolidated net operating loss carryforwards for income tax purposes of $72.2 million, which will expire in 2010 through 2029 if not utilized. Approximately $59.7 million of our net operating loss carryforwards relate to the operations of our predecessor, Dauphin Technology, Inc. prior to the 2006 merger between Dauphin Technology, Inc. and GeoVax, Inc. We also have research and development tax credits of $522,000 available to reduce income taxes, if any, which will expire in 2022 through 2028 if not utilized. The amount of net operating loss carryforwards and research tax credits available to reduce income taxes in any particular year may be limited in certain circumstances. Based on an assessment of all available evidence including, but not limited to, our limited operating history in our core business and lack of profitability, uncertainties of the commercial viability of our technology, the impact of government regulation and healthcare reform initiatives, and other risks normally associated with biotechnology companies, we have concluded that it is more likely than not that these net operating loss carryforwards and credits will not be realized and, as a result, a 100% deferred tax valuation allowance has been recorded against these assets.

Results of Operations — Three months ended March 31, 2010 compared to three months ended March 31, 2009

Net Loss

We recorded a net loss of $690,789 for the three months ended March 31, 2010 as compared to $861,509 for the three months ended March 31, 2009. Our net losses will typically fluctuate due to the timing of activities and related costs associated with our vaccine research and development activities and our general and administrative costs, as described in more detail below.

Grant Revenue

During the three months ended March 31, 2010 we recorded grant revenue of $1,338,560, as compared to $710,155 during the comparable period of 2009. During 2007, we were awarded the IPCAVD grant by the NIH to support our HIV/AIDS vaccine program. The grant is subject to annual renewal, with the latest grant award covering the period that commenced in September 2009 and ending in August 2010 in the amount of $4.7 million. As of March 31, 2010, there is approximately $2.7 million remaining from the current grant year’s award and (assuming that the remaining budgeted amounts under the grant are awarded annually to the Company) there is an additional $7.5 million available through the grant for the remainder of the original five year project period ending August 31, 2012.

Research and Development

During the three months ended March 31, 2010, we incurred $1,369,185, of research and development expense as compared to $857,236, during the three months ended March 31, 2009. Research and development expenses can vary considerably on a period-to-period basis, depending on our need for vaccine manufacturing and testing of manufactured vaccine by third parties, and due to fluctuations in the timing of other external expenditures related to our IPCAVD grant from the NIH. Research and development expense includes stock-based compensation expense of $51,446 and $85,439 for the three months ended March 31, 2010 and 2009, respectively (see discussion below). Our research and development costs do not include costs incurred by HVTN in conducting trials of GeoVax vaccines.

The increase in research and development expense during the three months ended March 31, 2010, as compared to the same period in 2009, is due primarily to increased costs associated with activities funded by our IPCAVD grant, and higher personnel costs associated with the addition of new scientific personnel. Our Phase 2a clinical trial for our preventative vaccine is being conducted and funded by the HVTN, but we cannot predict the level of support we may receive from the HVTN or other federal agencies (or divisions thereof) for our future clinical trials. We expect that our research and development costs will continue to increase during the remainder of 2010 and beyond as we progress through the human clinical trial process leading up to possible product approval by the FDA. We do not currently anticipate any governmental support for our planned Phase 1 therapeutic vaccine clinical trial.

Our vaccine candidates still require significant, time-consuming and costly research and development, testing and regulatory clearances. Completion of clinical development will take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate. The cost of the ongoing Phase 2a clinical trial for our preventative vaccine is being funded by the HVTN, but we cannot be certain whether the HVTN or any other external source will provide funding for further development. We intend to use offering proceeds to fund the cost of the Phase 1 clinical trial of our therapeutic vaccine, which we estimate will cost approximately $700,000, and we also may use a portion of the proceeds of this offering to conduct a Phase 2 clinical trial for our therapeutic vaccine, which we estimate at $3.5 million. We intend to seek government or third party support for future clinical human trials, but there can be no assurance that we will be successful. The duration and the cost of future clinical trials may vary significantly over the life of the project as a result of differences arising during development of the human clinical trial protocols, including, among others, the following:

•	the number of patients that ultimately participate in the clinical trial;

•	the duration of patient follow-up that seems appropriate in view of the results;

•	the number of clinical sites included in the clinical trials; and

•	the length of time required to enroll suitable patient subjects.

Due to the uncertainty regarding the timing and regulatory approval of clinical trials and pre-clinical studies, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. From time to time, we will make determinations as to how much funding to direct to these programs in response to their scientific, clinical and regulatory success, anticipated market opportunity and the availability of capital to fund our programs.

In developing our product candidates, we are subject to a number of risks that are inherent in the development of products based on innovative technologies. For example, it is possible that our vaccines may be ineffective or toxic, or will otherwise fail to receive the necessary regulatory clearances, causing us to delay, extend or terminate our product development efforts. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase which, in turn, could have a material adverse effect on our results of operations and cash flows. Because of the uncertainties of clinical trials, estimating the completion dates or cost to complete our research and development programs is highly speculative and subjective. As a result of these factors, we are unable to accurately estimate the nature, timing and future costs necessary to complete the development of our product candidates. In addition, we are unable to reasonably estimate the period when material net cash inflows could commence from the sale, licensing or commercialization of such product candidates, if ever.

General and Administrative Expense

Our general and administrative expenses were $668,821 and $723,815 during the three months ended March 31, 2010, and 2009, respectively. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, amortization expense associated with intangible assets, and other general corporate expenses. General and administrative expense includes stock-based compensation expense of $167,166 and $303,381, for the three months ended March 31, 2010 and 2009, respectively (see discussion below). We expect that our general and administrative costs will increase in the future due to expanded research and development activities and other general corporate activities

Stock-Based Compensation Expense

We recorded stock-based compensation expense of $218,612 and $388,820 during the three months ended March 31, 2010 and 2009, respectively, which was allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. In addition to amounts related to the issuance of stock options to employees, the figures include amounts related to common stock and stock purchase warrants issued to consultants and non-employee directors. For the three months ended March 31, 2010 and 2009, stock-based compensation expense was allocated as follows:

	Three Months Ended March 31,
	2010	2009

General and Administrative Expense	$167,166	$303,381
Research and Development Expense	51,446	85,439

Total Stock-Based Compensation Expense	$218,612	$388,820

Other Income

Interest income for the three months ended March 31, 2010 and 2009 was $8,657 and $9,387, respectively. The variances between periods are primarily attributable to cash available for investment and interest rate fluctuations.

Results of Operations — Years ended December 31, 2009, 2008, and 2007

Net Loss

We recorded net losses of $3,284,252, $3,728,187 and $4,241,796 for the years ended December 31, 2009, 2008 and 2007, respectively. As noted, our operating results typically fluctuate due to the timing of activities and related costs associated with our vaccine research and development activities and our general and administrative costs.

Grant Revenue

We recorded grant revenues of $3,668,195, $2,910,170 and $237,004 for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, there was approximately $4.0 million remaining from the current grant year’s award and (assuming that the remaining budgeted amounts under the grant are awarded annually to the Company) there was an additional $7.5 million available through the grant for the remainder of the original five-year project period ending August 31, 2012.

Research and Development

Our research and development expenses were $4,068,682, $3,741,489 and $1,757,125 for the years ended December 31, 2009, 2008 and 2007, respectively. Research and development expense for these periods includes stock-based compensation expense of $304,654, $494,041 and $284,113 for 2009, 2008 and 2007, respectively.

The increase in research and development expense during each of the periods is due primarily to increased costs associated with our vaccine manufacturing activities in preparation for the commencement of Phase 2 clinical trials, costs associated with our activities funded by our NIH grant (especially from the 2007 to the 2008 period, as the grant was awarded to us in September 2007), and higher personnel costs associated with the addition of new scientific personnel.

The table below summarizes our research and development expenses for each of the years in the three year period ended December 31, 2009. The amounts shown related to the IPCAVD grant represent all direct costs associated with the grant activities, including salaries and personnel-related expenses, supplies, consulting, contract services and travel. The remainder of our research and development expense is allocated to our general HIV/AIDS vaccine program.

R&D Project	2009	2008	2007

IPCAVD Grant — Vaccine Adjuvants	$2,772,397	$2,504,850	$215,458
DNA/MVA Vaccines — HIV/AIDS	1,296,285	1,236,639	1,541,667

Total Research and Development Expense	$4,068,682	$3,741,489	$1,757,125

General and Administrative Expense

Our general and administrative expenses were $2,914,845, $2,970,068 and $2,784,182 for the years ended December 31, 2009, 2008 and 2007, respectively. General and administrative expense includes stock-based compensation expense of $994,011, $1,525,008 and $1,234,380 for 2009, 2008 and 2007, respectively (see discussion below).

Stock-Based Compensation Expense

We recorded total stock-based compensation expense of $1,298,665, $2,019,049 and $1,518,496 during the years ended December 31, 2009, 2008 and 2007, respectively, which was allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. In addition to amounts related to the issuance of stock options to employees, the figures include amounts related to common stock and stock purchase warrants issued to consultants and non-employee directors. For the three years ended December 31, 2009, stock-based compensation expense was allocated as follows:

	2009	2008	2007

General and administrative expense	$994,011	$1,525,008	$1,234,383
Research and development expense	304,654	494,041	284,113

Total stock option expense	$1,298,665	$2,019,049	$1,518,496

Other Income

Interest income was $31,080, $73,200 and $62,507 for the years ended December 31, 2009, 2008 and 2007, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations.

Impact of Inflation

For the three year period ended December 31, 2009, we do not believe that inflation and changing prices had a material impact on our operations or on our financial results.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is limited primarily to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because a significant portion of our investments are in short-term bank certificates of deposits and institutional money market funds. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income received without significantly increasing risk. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any derivative financial instruments or foreign currency instruments.

Off-Balance Sheet Arrangements

We have not entered into off-balance sheet financing arrangements, other than operating leases.

BUSINESS

Introduction

GeoVax is a biotechnology company dedicated to developing vaccines that prevent and fight HIV infections that result in AIDS. We have preventative vaccines being evaluated in a Phase 2a human clinical trial in individuals who are not HIV infected and have recently been permitted to conduct a Phase 1 human therapeutic clinical trial in individuals who are HIV infected.

Our preventative vaccines seek to prevent the progression of an HIV infection to AIDS and reduce the possibility for HIV transmission. Our therapeutic vaccines target reducing viral load in HIV infected individuals with a view to reducing or eliminating the need for oral medications, and thereby reducing the cost of treatment and detrimental side effects associated with current drug treatments.

Our vaccines under development address the clade B version of HIV most prevalent in the developed world and have been shown to induce strong T-cell and antibody immune responses in non-human primates against the primate version of the HIV virus. Our goals include raising funds for developing additional HIV vaccines for global markets that have a different version of the virus, manufacturing and testing these vaccines under Good Manufacturing and Good Laboratory Procedures consistent with FDA guidelines, conducting human trials for vaccine safety and effectiveness, and obtaining regulatory approvals to advance the development and commercialization of our vaccines.

Our preventative vaccine is one of only five vaccine candidates out of more than 80 tested by the HVTN in Phase 1 human clinical trials to have progressed to Phase 2 testing. Based on current enrollment progress, we expect the Phase 2a clinical trial to be completed during 2011.

The IND application we filed with the FDA in late February 2010 to support our request to test our therapeutic vaccine in a Phase 1 human clinical trial is based on promising summary data from three pilot studies we conducted of therapeutic vaccination in simian immunodeficiency virus infected non-human primates. We expect the Phase 1 clinical trial to generate vaccine performance data within 14 to 17 months and trial completion, with full enrollment, within 36 months after the date of first patient enrollment.

Our vaccine candidates incorporate two delivery components: a recombinant deoxyribonucleic acid, or DNA, and a recombinant poxvirus, or MVA, both of which deliver genes that encode inactivated HIV derived proteins to the immune system. Both components are designed to support production of non-infectious virus-like particles in vaccinated individuals that prime and boost immune responses. When properly administered in a series, our vaccine candidates induce strong T-cell and antibody responses in non-human primates against multiple HIV proteins.

Both the DNA and MVA vaccines contain sufficient HIV-1 genes to support the production of non-infectious virus-like particles in vaccinated humans which display forms of proteins that appear authentic to the immune system. When used together, the recombinant DNA component is used to prime immune responses which are boosted by administration of the recombinant MVA component. In certain settings the recombinant MVA alone may be sufficient for priming and boosting the immune responses.

We are also conducting pre-clinical research on the impact of adding adjuvants, which are immune system stimulants, to our vaccine components to see if this can improve the effectiveness of our vaccine candidates. This work is being funded by the NIH through an IPCAVD grant to GeoVax. Pre-clinical animal trials have been conducted, with encouraging results. If the activities funded by the IPCAVD grant are successful, it may result in a secondary clinical program for the development of the next generation of our HIV/AIDS vaccines.

Our primary business is conducted by our subsidiary, GeoVax, Inc., which was incorporated under the laws of Georgia in June 2001. The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc., or Dauphin. In September 2006, Dauphin completed a merger with GeoVax, Inc. As a result of that merger, GeoVax, Inc. became a wholly-owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc. Unless otherwise indicated, information for periods prior to the September 2006 merger is that of GeoVax, Inc. In June 2008, the

Company was reincorporated under the laws of Delaware. We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases.

Overview of HIV/AIDS

What is HIV?

HIV is a retrovirus that carries its genetic code in the form of ribonucleic acid, or RNA. Retroviruses use RNA and the reverse transcriptase enzyme to create DNA from the RNA template. The HIV-1 virus invades a human cell and produces its viral DNA that is subsequently inserted into the chromosomes, which are the genetic material of a cell. HIV preferentially infects and replicates T-cells, which are a type of white blood cell, that changes the T-cells from immunity producing cells to cells that produce and release HIV particles into the blood stream. This process results in the destruction of the immune defense system of the infected individual and ultimately, the development of AIDS.

There are several AIDS-causing HIV virus subtypes, or clades, that are found in different regions of the world. These clades are identified as clade A, clade B and so on. The predominant clade found in Europe, North America, South America, Japan and Australia is clade B whereas the predominant clades in Africa are clades A and C. In India the predominant clade is clade C. Each clade differs by at least 20% with respect to its genetic sequence from other clades. These differences may mean that any vaccines or treatments developed against one clade may only be partially effective or ineffective against other clades. Thus there is often a geographical focus to designing and developing vaccines suited for the local clade.

HIV, even within clades, has a high rate of mutation that supports a significant level of genetic variation. In drug treatment programs, virus mutation can result in the development of drug resistance, referred to as virus drug escape, thereby rendering drug therapy ineffective. Hence, we believe that multi-drug therapy is very important. If several drugs are active against virus replication, the virus must undergo multiple simultaneous mutations to escape, which is less likely. The same is true for immune responses. HIV can escape single targeted immune responses. However, our scientists believe if an immune response is directed against multiple targets, which are referred to as epitopes, virus escape is much less frequent. Vaccination against more than one of the proteins found in HIV increases the number of targets for the immune response as well as the chance that HIV will not escape the vaccine-stimulated immune response, thus resulting in protection against infection or the development of clinical AIDS once infection occurs.

What is AIDS?

AIDS is the final, life-threatening stage of infection with the virus known as HIV. Infection with HIV severely damages the immune system, the body’s defense against disease. HIV infects and gradually destroys T-cells and macrophages, which are white blood cells that play key roles in protecting humans against infectious disease caused by viruses, bacteria, fungi and other micro-organisms.

Opportunistic infections by organisms, normally posing no problem for control by a healthy immune system, can ravage persons with immune systems damaged by HIV infections. Destruction of the immune system occurs over years. The average onset of the clinical disease recognized as AIDS occurs after three to ten years of HIV infection if the virus is not treated effectively with drugs, but the time to developing AIDS is highly variable.

AIDS in humans was first identified in the United States in 1981, but researchers believe that it was present in Central Africa as early as 1959. AIDS is most often transmitted sexually from one person to another but it is also transmitted by blood in shared needles and through pregnancy and childbirth. Heterosexual activity is the most frequent route of transmission worldwide.

The level of virus in blood, known as viral load, is the best indicator of the speed with which an individual will progress to AIDS, as well as the frequency with which an individual will spread infection. An estimated 1% or fewer of those infected have low enough levels of the virus to preclude progression to AIDS and to not transmit the infection. These individuals are commonly called long-term non-progressors.

AIDS is considered by many in the scientific and medical community to be the most lethal infectious disease in the world. According to the 2008 Report on the Global AIDS Epidemic published by UNAIDS, the Joint United Nations Programme on HIV/AIDS, the total number of people living with HIV is 33.4 million globally with approximately 2.7 million newly infected in 2008 alone. Approximately 25 million people infected with HIV have died since the start of the HIV pandemic in 1981. The United States currently suffers about 56,000 infections per year with the highest rates found in Washington, D.C., where an estimated 3% of the population is infected, which is a prevalence rate higher than in some developing countries. According to International AIDS Vaccine Initiative, or the IAVI, in a model developed with Advanced Marketing Commitment dated June 2005, the global market for a safe and effective AIDS vaccine is estimated at approximately $4 billion.

At present, the standard approach to treating HIV infection is to decrease viral replication rates through the use of combinations of drugs. Available drugs include reverse transcriptase inhibitors, protease inhibitors, integration inhibitors and inhibitors of cell entry to block multiple essential steps in virus replication. However, HIV is prone to genetic changes that can produce strains that are resistant to currently approved drugs. When HIV acquires resistance to one drug within a class, it can often become resistant to the entire class, meaning that it may be impossible to re-establish control of a genetically altered strain by substituting different drugs in the same class. Furthermore, these treatments continue to have significant limitations which include toxicity, patient non-adherence to the treatment regimens and cost. As a result, over time, many patients develop intolerance to these medications or simply give up taking the medications due to the side effects.

According to the IAVI, the cost and complexity of new treatment advances for AIDS puts them out of reach for most people in the countries where treatment is most needed, and as noted above, in industrialized nations, where drugs are more readily available, side effects and increased rates of viral resistance have raised concerns about their long term use. AIDS vaccines, therefore, are seen by many as the most promising way to end the HIV/AIDS pandemic. It is expected that vaccines for HIV/AIDS, once developed, will be used worldwide by any organization that provides health care services, including hospitals, medical clinics, the military, prisons and schools.

HIV/AIDS Vaccines Being Developed by GeoVax

Our vaccines, initially developed by our Chief Scientific Officer, Dr. Harriet L. Robinson at Emory University in collaboration with researchers at the NIH, the NIAID and the CDC, incorporate two vaccine delivery components: (1) a recombinant DNA and (2) a recombinant poxvirus, known as MVA, both of which deliver genes that encode inactivated HIV derived proteins to the immune system. Both the DNA and MVA vaccines contain sufficient HIV genes to support the production of non-infectious virus-like particles in vaccinated humans which display forms of proteins that appear authentic to the immune system. When used together, the recombinant DNA component is used to prime immune responses which are boosted by administration of the recombinant MVA component. However, in certain settings the recombinant MVA alone may be sufficient for priming and boosting the immune responses.

Our initial work focused on the development of a preventative vaccine for use in uninfected humans to limit infection, disease and transmission should they be exposed to the virus. In 2008, we undertook the development of a therapeutic vaccine for use in HIV infected humans to supplement approved drug regimens. For both preventative and therapeutic applications, our current focus is on a vaccine for use against clade B, which is common in the United States and the industrially developed world. However, if efficacy is documented against clade B, we plan to develop vaccines designed for use to combat the subtypes that predominate in developing countries, including clades A, C and AG recombinant.

Induction of T-cell and Antibody Immune Responses

Our vaccines induce T-cell and antibody immune responses against two major HIV-1 proteins, the Gag protein and envelope glycoprotein, or Env. The induction of both antibodies and T-cells is beneficial because these immune responses work through different mechanisms. Antibodies can block viruses from infecting cells. The avidity, or tightness, of antibody binding to the Env of HIV correlates with reduced levels of virus replication in experiments completed using non-human primates. This result most likely reflects a tightly bound antibody that is blocking HIV infection as well as tagging the virus for destruction. The MVA vaccine also induces HIV specific IgA, which functions to protect mucosal surfaces and can be measured in rectal secretions. Both vaccines elicit CD8 T-cells, a type of T-cell that can recognize and kill cells that become infected by virus. CD8 T-cells are important for the control of the virus that has established an infection.

DNA and MVA as Vaccine Vectors

The availability of DNA and MVA vaccine delivery vectors provides GeoVax with the means to design combination vaccines to induce different patterns of T-cell and antibody responses. Specifically, the use of DNA to prime immune responses and MVA to boost immune responses elicits higher levels of T-cells and thus this format is well-suited for either preventative or therapeutic uses. Alternatively, the use of MVA alone to both prime and boost the immune response elicits higher levels of antibodies and is therefore well-suited for use in prevention.

MVA was selected for use as a viral vaccine because of its well established safety record and because of the ability of recombinants of this vector to carry other viral proteins to induce protective responses for a number of viral diseases. These effects were demonstrated in pre-clinical animal models. MVA was originally developed as a safer smallpox vaccine for use in immune compromised humans by further attenuating the standard smallpox vaccine. The attenuation, or loss of disease causing ability, was accomplished by making over 500 passages of the virus in chicken embryos or chick embryo fibroblasts which resulted in large genomic deletions. These deletions affected the ability of MVA to replicate in human cells, which is the cause of safety problems, but did not compromise the ability of MVA to grow on avian cells that are used for manufacturing the virus. The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses. MVA was safely administered to over 120,000 people in the 1970s to protect them against smallpox.

While GeoVax’s DNA and MVA vaccines express over 66% of the HIV protein components and thus, are designed to stimulate immune responses with significant breadth, the vaccines cannot cause an HIV infection or AIDS because they do not produce the complete virus. We believe that the vaccines could provide multi-target protection against the AIDS virus, thus preventing infection and in those that do become infected, limiting virus escape, large scale viral replication and the onset of clinical signs of AIDS.

Pre-clinical Studies

During the development of our vaccines, multiple efficacy trials were conducted using rhesus macaques, a species of non-human primates, infected with experimental viruses that cause AIDS-like disease in these animals. The experimental data produced by these trials documented the ability of prototypes of our vaccines to induce immune responses that can prevent infection as well as reduce the levels of viral replication in those animals that become infected, depending on the experimental design of the trials. For example, challenge studies completed by infecting animals using the rectal route and a dose estimated to be 40 to 400 times the typical human challenge dose were used to demonstrate that vaccination using our adjuvant product can prevent, not just control, infections in approximately 25% of the animals, even after 12 experimental challenges. For therapeutic studies, rhesus macaques were infected with the virus, placed on antiretroviral drugs, which mimic those used in humans, and vaccinated prior to ceasing drug therapy. Animals that were removed from drug therapy without vaccination experienced viral rebounds to the levels found prior to drug therapy whereas vaccinated animals had virus replication at reduced levels, some of which approached 1000-fold reductions.

Based on our preventative vaccination studies in animals, the FDA allowed the vaccines to be tested in Phase 1 clinical trials in HIV uninfected humans. The use of the vaccines for a therapeutic in HIV infected humans has also recently been allowed by the FDA, and our goal is to initiate a Phase 1 clinical trial in the first half of 2010.

Preventative Vaccine — Phase 1 Human Clinical Trials

All of our preventative vaccination trials in humans have been conducted by the HVTN, a network that is funded and supported by the NIH. The HVTN is the largest worldwide clinical trials network focused on the development and testing of HIV/AIDS vaccines. The GeoVax vaccine tested by the HVTN is designed for use where clade B infections are most common, specifically in North America and Western Europe. In our first Phase 1 clinical trial, HVTN 045, our DNA vaccine was tested alone to document its safety and immunogenicity. Our second Phase 1 clinical trial, HVTN 065, was designed to test the combined use of DNA and MVA and consisted of a dose escalation for DNA delivered at 0 and 8 weeks and MVA delivered at 16 and 24 weeks, a DDMM regimen. The low dose consisted of 0.3 mg of DNA and 1x10 7 tissue culture infectious doses (TCID 50 ) of MVA. Once safety was demonstrated for the low dose in 10 participants, the full dose (3 mg of DNA and 1x10 8 TCID 50 of MVA) was administered to 30 participants. A single dose of DNA at time 0 followed by MVA at weeks 8 and 24, a DMM regimen, and three doses of MVA at weeks 0, 8 and 24, an MMM regimen, were also tested in 30 participants each. Participants were followed for 12 months for safety and immune responses measurements.

Data from the HVTN 065 trial again documented the safety of the vaccine products but also showed that the DDMM and MMM regimens induced different patterns of immune responses. The full dose DDMM regimen induced higher response rates for CD4+ T-cell (77%) and CD8+ T-cells (42%) compared to the MMM regimen (43% CD4+ and 17% CD8+ response rates). In contrast, the highest response rates and titers of antibodies to the HIV Env protein were induced in the group that received only the MVA using the MMM regimen. Antibody response rates were documented to be higher for the MMM group using three different assays designed to measure total binding antibody levels for the immune dominant gp41 portion of the Env protein (27% for DDMM and 75% for MMM), binding of antibodies to the form of Env in the vaccines, designated ADA gp140, (81% for DDMM and 86% for MMM) and neutralizing antibodies (7% for DDMM and 30% for MMM). The 1/10th dose DDMM regimen induced overall similar T-cell responses but reduced antibody responses while the response rates were intermediate in the DMM group.

Preventative Vaccine — Phase 2 Human Clinical Trials

Based on the safety and the immunogenicity results in the HVTN 045 and HVTN 065 trials, the use of two full dose DNA priming immunizations followed by two full dose MVA booster immunizations was selected for testing by the HVTN in a Phase 2a trial (designated HVTN 205) which commenced patient enrollment in February 2008. While more than 80 experimental HIV vaccines have been completed by the HVTN in Phase 1 clinical trials, only five vaccine candidates, including the GeoVax vaccine candidate, have progressed to Phase 2 clinical trials since 1992. The Phase 2a clinical trial is designed to produce a larger database of safety and immunogenicity data in low risk individuals before proceeding to a Phase 2b clinical trial in high risk individuals.

The HVTN 205 trial was originally designed to test only the DDMM regimen, which consists of two DNA primes followed by two MVA boosts, but it is currently being amended to include testing the MVA priming and boosting regimen, or MMM, using an additional 75 participants. The addition of an amendment to add the MMM arm was triggered by two factors:

•	the success of the U.S. Military-Thailand Phase 3 clinical trial, the first successful HIV-1 vaccine efficacy trial, which was completed with a vaccine component that did not elicit high T-cell responses; and

•	recent data from our ongoing studies in non-human primates showing that the MMM vaccine protected as well as the more complex DDMM regimen against infection by repeated challenge using the rectal route.

We expect parts A and B of the Phase 2a clinical trial to require another 18 to 24 months to complete.

Assuming the vaccine safety and immunogenicity profiles remain promising, the next stage will be a Phase 2b proof-of-concept clinical trial in high-risk individuals. GeoVax is currently manufacturing vaccine material for this clinical trial so that progression through the development path can proceed smoothly.

Therapeutic Vaccine — Phase 1 Human Clinical Trials

To help serve those people who are already infected with HIV, the Company is testing its vaccine for the ability to supplement, or even supplant, the need for antiretroviral therapeutic drugs in HIV-infected individuals. Antiretroviral therapeutic drugs, which are taken for life by individuals once infected with HIV, have side effects and are expensive, costing on average $18,000 per year. Thus the need for improved therapies is well known.

In July 2008, we reported summary data from three pilot studies on therapeutic vaccination in simian immunodeficiency virus, or SIV, infected non-human primates. The vaccine used in these pilot studies was specific for SIV but with the design features of our HIV/AIDS vaccine. In these pilot studies, conducted at Emory

University, the immune systems of a subset of the infected and then vaccinated animals were able to control the infection with 100 to 1000 times reductions in viral levels post the cessation of drugs. Based on these results, in late February 2010, we filed an IND with the FDA to support Phase 1 clinical trials in HIV infected individuals. The Company recently received permission to begin the clinical trial. This initial trial will be conducted in Atlanta and will enroll individuals who began successful antiretroviral therapeutic drug treatment within the first year of HIV infection. The goal of this clinical trial is to document the safety and immunogenicity of the vaccine using the DDMM regimen in patients with well-controlled infections. We expect the Phase 1 clinical trial to generate vaccine performance data within 14 to 17 months and trial completion, with full enrollment, within 36 months after the date of first patient enrollment.

Pre-clinical preventative studies using Granulocyte/Monocyte-Colony Stimulating Factor (GM-CSF)

GeoVax’s research pipeline includes the use of adjuvants, which are agents that improve vaccine efficacy, together with its DNA/MVA vaccine. One of these, GM-CSF, is a protein produced as a normal function of immune responses. GM-CSF has been used with success in non-human primate experiments wherein the rate for preventing infection by a total of twelve moderate dose challenges through the rectal site was increased. Specifically, using the DDMM regimen and a DNA vaccine co-expressing GM-CSF resulted in an increased protection rate from approximately 25% to 70%.

Support from the Federal Government

All of our Phase 1 human clinical trials to date, and our ongoing Phase 2a clinical trial, with the exception of the therapeutic clinical trial we expect to begin in the first half of 2010, have been conducted by the HVTN and funded by NIH-NIAID. Our responsibility for these clinical trials has been to provide sufficient supplies of vaccine materials and technical expertise when necessary.

In September 2007, we were the recipient of the IPCAVD grant to support our HIV/AIDS vaccine program, which was subsequently amended such that the total award now totals approximately $18.3 million. This grant was awarded by the NIH-NIAID. The project period for the grant is over the five-year period that commenced in October 2007. The grant is subject to annual renewal with the latest grant award covering the period that commenced in September 2009 and ending in August 2010. Only meritorious HIV/AIDS prevention vaccine candidates are considered to receive an IPCAVD award. Candidate companies are highly scrutinized and must supply substantial positive AIDS vaccine data to support their application. IPCAVD grants are awarded on a competitive basis and are designed to support later stage vaccine research, development and human trials. We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production, including the GM-CSF adjuvant program.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in our ongoing research and development activities and in the manufacture of our products under development. Complying with these regulations involves a considerable amount of time and expense.

In the United States, drugs are subject to rigorous federal and state regulation. The Federal Food, Drug and Cosmetic Act, as amended, or the FDC Act, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of medications and medical devices. Product development and approval within this regulatory framework is difficult to predict, takes a number of years and involves great expense.

The steps required before a pharmaceutical agent may be marketed in the United States include:

•	pre-clinical laboratory tests, in vivo pre-clinical studies and formulation studies;

•	the submission to the FDA of an IND application for human clinical testing which must become effective before human clinical trials can commence;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;

•	the submission of a New Drug Application to the FDA; and

•	FDA approval of the New Drug Application prior to any commercial sale or shipment of the product.

Each of these steps is described further below.

In addition to obtaining FDA approval for each product, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices for products, drugs and devices.

Pre-Clinical Testing

Pre-clinical testing includes laboratory evaluation of chemistry and formulation, as well as cell culture and animal studies to assess the potential safety and efficacy of the product. Pre-clinical safety tests must be conducted by laboratories that comply with the FDA’s Good Laboratory Practices, or GLP. The results of pre-clinical testing are submitted to the FDA as part of the IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA.

Clinical Trials

Clinical trials involve the administration of the AIDS vaccines to volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with the GLP under protocols that detail the objectives of the trial, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be conducted under the auspices of an independent institutional review board at the institution where the trial will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In the Phase 1 clinical trial, the initial introduction of the product into healthy human subjects, the vaccine is tested for safety (including adverse side effects) and dosage tolerance. The Phase 2 clinical trial is the proof of principal stage and involves trials in a limited patient population to determine the efficacy of the product for inducing the desired effect for specific, targeted indications, and to determine dosage tolerance and optimal dosage and identify possible adverse side effects and safety risks. When there is evidence that the product may be effective and has an acceptable safety profile in Phase 2 clinical trial evaluations, Phase 3 clinical trials are undertaken to further evaluate clinical efficacy and to test for safety within an expanded patient population at geographically dispersed multi-center clinical study sites. The manufacturer or the FDA may suspend clinical trials at any time if either believes that the individuals participating in the trials are being exposed to unacceptable health risks.

New Drug Application and FDA Approval Process

The results and details of the pre-clinical studies and clinical trials are submitted to the FDA in the form of a New Drug Application. If the New Drug Application is approved, the manufacturer may market the product in the United States.

International Approval

Whether or not the FDA has approved the drug, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval.

Other Regulations

In addition to FDA regulations, our business activities may also be regulated by the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Violations of regulatory requirements at any stage may result in various adverse consequences, including regulatory delay in approving or refusal to approve a product, enforcement actions, including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and/or civil or criminal penalties. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed.

Competition

There currently is no FDA licensed and commercialized HIV/AIDS vaccine or competitive vaccine available in the world market.

There are several small and large biopharmaceutical companies pursuing HIV/AIDS vaccine research and development, including Novartis, Wyeth, Sanofi-Aventis, Glaxo-Smith Kline and the NIH Vaccine Research Center. Other HIV/AIDS vaccines are in varying stages of research, testing and clinical trials including those supported by the IAVI, the European Vaccine Initiative, and the South African AIDS Vaccine Initiative, as well as others. Following the reported failure of the vaccine developed by Merck & Co., Inc. in September 2007, Merck & Co., Inc.’s vaccine program and the NIH Vaccine Research Center vaccine program, both of which use Ad5 vectors, were placed on hold. Since then, the NIH Vaccine Research Center product has moved into an experimental Phase 2b clinical trial to learn more about immune responses and AIDS control. This clinical trial has been restricted to individuals who do not have high levels of antibodies to the Ad5 vector used in the vaccine (approximately 50% of U.S. citizens) and to men who are circumcised.

In October 2009, the results from a Phase 3 community-based clinical trial in Thailand using a recombinant canarypox as a priming vaccine and a bivalent form of the gp120 subunit of Env as a protein booster vaccine were reported. In this clinical trial, protection against HIV infection at the rate of 31% was reported. This level of protection was significant in a “modified intent to treat” analysis in which the seven participants in the 16,500 person trial who had become infected by the day of the first inoculation were excluded. The manufacturer of the ALVAC portion of the vaccine, Sanofi Pasteur, and the gp120 portion, Global Solutions for Infectious Diseases, did not have additional vaccines in stock at the time of the announcement and it is currently unclear how they plan to follow up on their finding. The results of this clinical trial are encouraging because they represent the first success of an AIDS vaccine in humans and demonstrate that a vaccine can protect against HIV infections.

To our knowledge, none of our competitors’ products have been tested in large scale non-human primate trials that have included experimental infection through the rectal site and shown to induce levels of protection or duration of protection comparable to that achieved using experimental prototypes of GeoVax’s vaccines. Furthermore, many of our competitors’ vaccine development programs require vaccine compositions which are more complicated than ours. For these reasons, we believe that it may be possible for our vaccine to compete successfully in the marketplace if licensed.

Overall, the biopharmaceutical industry is competitive and subject to rapid and substantial technological change. Developments by others may render our proposed vaccination technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of the pharmaceutical companies that compete with us have significantly greater research and development capabilities than we have, as well as substantially more marketing, manufacturing, and financial resources. In addition, acquisitions of, or investments in, small pharmaceutical or biotechnology companies by such large corporations could increase their research, financial, marketing, manufacturing and other resources. Competitor technologies may ultimately prove to be safer, more effective or less costly than any vaccine that we develop.

FDA and other regulatory approvals of our vaccines have not yet been obtained and we have not yet generated any revenues from product sales. Our future competitive position depends on our ability to obtain FDA and other regulatory approvals of our vaccines and to license or sell the vaccines to third parties on favorable terms.

Intellectual Property

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are described by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, we are pursuing and will continue to pursue patent protection for our proprietary technologies developed through our collaborations with Emory University, the NIH, and the CDC, or developed by us alone. Patent applications have been filed with the U.S. Patent and Trademark Office and in specific international markets (countries). Patent applications include provisions to cover our DNA and MVA based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors. Patent claims filed for our vaccines include provisions for their therapeutic and prophylactic use against HIV and smallpox.

We are the exclusive, worldwide licensee of a number of patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a License Agreement originally entered into on August 23, 2002 and restated on June 23, 2004, which we refer to as the Emory License. Through the Emory License we are also a non-exclusive licensee of patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and also to induce an immune response in humans. All of our obligations with respect to the NIH-owned MVA patents are covered by the Emory License. Currently, there are five issued patents and five pending patent applications in the United States subject to the Emory License, as well as 26 issued patents and 19 pending patent applications in other countries. Four of the five issued patents expire in 2023. The fifth issued patent will expire at a later date that has not yet been determined. The Emory License expires on the expiration date of the last to expire of the patents licensed thereunder including those that are issued on patents currently pending. We will not know the final termination date of the Emory License until such patents are issued. The Company may terminate the Emory University License upon 90 days’ written notice. The Emory License also contains standard provisions allowing Emory University to terminate upon breach of contract by the Company or upon the Company’s insolvency or bankruptcy.

The Emory License, among other contractual obligations, requires payments based on the following:

•	Milestone Payments. An aggregate of $3,450,000 is potentially due to Emory University in the future upon the achievement of clinical development and regulatory approval milestones as defined in the Emory License. To date, we have paid a nominal milestone fee upon entering Phase 2 clinical trials for our preventative HIV/AIDS vaccine.

•	Maintenance Fees. The Company has achieved the specified milestones and met its obligations with regard to the related payments, and no maintenance fees are (or will be) owed to Emory University.

•	Royalties. Upon commercialization of products covered by the Emory License, we will owe royalties to Emory University of between 5% and 7.5%, depending on annual sales volume, of net sales made directly by GeoVax. The Emory License also requires minimum annual royalty payments of $3 million in the third year following product launch, increasing annually to $12 million in the sixth year.

•	Sublicense Royalties. In the event that we sublicense a covered product to a third party, we will owe royalties to Emory University based on all payments, cash or noncash, that we receive from our sublicensees. Those royalties will be 19% of all sublicensing consideration we receive prior the first commercial sale of a related product. Commencing with the first commercial sale, the royalty owed to Emory University will be 27.5% of all sublicensing consideration we receive.

•	Patent Reimbursements. During the term of the Emory License we are obligated to reimburse Emory University for ongoing third party costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent cost reimbursements to Emory University amounted to $85,673, $102,141, and $243,653 for the years ended December 31, 2009, 2008 and 2007, respectively.

We may only use the Emory Technology for therapeutic or prophylactic HIV or smallpox vaccines. Emory University also reserved the right to use the Emory Technology for research, educational and non-commercial clinical purposes. Due to the use of federal funds in the development of the Emory Technology, the U.S. Government has the irrevocable, royalty-free, paid-up right to practice and have practiced certain patents throughout the world, should it choose to exercise such rights.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

We are also the exclusive licensee of five patents from MFD, Inc., which we refer to as the MFD Patents, pursuant to a license agreement dated December 26, 2004 with MFD, Inc., which we refer to as the MFD license agreement, related to certain manufacturing processes used in the production of our vaccines. Pursuant to the MFD license agreement, we obtained a fully paid, worldwide, irrevocable, exclusive license in and to the MFD Patents to use, market, offer for sale, sell, lease and import for any AIDS and smallpox vaccine made with GeoVax technology and non-exclusive rights for other products. The term of the MFD license agreement ends on the expiration date of the last to expire of the MFD Patents. The MFD Patents expire in 2017 through 2019.

In addition to patent protection, we also attempt to protect our proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with our employees, consultants and certain other persons who have access to such products, processes and information. Under these agreements, all inventions conceived by employees are our exclusive property. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of our trade secrets and confidential information.

We cannot be certain that any of the current pending patent applications we have licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents, and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

Manufacturing

We do not have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities which are commercially viable.

We currently rely and intend to continue to rely on third-party contract manufacturers to produce vaccines needed for research and clinical trials. We have entered into arrangements with third party manufacturers for the supply of our DNA and MVA vaccines for use in our planned clinical trials. These suppliers operate under the FDA’s Good Manufacturing Practices and similar regulations of the European Medicines Agency. We anticipate that these suppliers will be able to provide sufficient vaccine supplies to complete our currently planned clinical trials. Various contractors are generally available in the United States and Europe for manufacture of vaccines for clinical trial evaluation, however, it may be difficult to replace existing contractors for certain manufacturing and testing activities and costs for contracted services may increase substantially if we switch to other contractors.

Research and Development

Our expenditures for research and development activities were approximately $4,069,000, $3,741,000 and $1,757,000 during the years ended December 31, 2009, 2008 and 2007, respectively. As our vaccines continue to go through the process to obtain regulatory approval, we expect our research and development costs to continue to increase significantly as even larger human clinical trials proceed in the United States and foreign countries. We have not yet formulated any plans for marketing and sales of any vaccine candidate we may successfully develop. Compliance with environmental protection laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position to date.

Properties

We lease approximately 8,400 square feet of office and laboratory space located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia under a 62 month lease agreement which began November 1, 2009.

Legal Proceedings

We are not currently a party to any material legal proceedings. We may from time to time become involved in various legal proceedings arising in the ordinary course of business.

Employees

As of April 30, 2010, we had 12 full-time and three part-time employees. None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Current Position

Donald G. Hildebrand	69	Chairman of the Board of Directors
Robert T. McNally, Ph.D.	62	President and Chief Executive Officer, Director
Mark J. Newman, Ph.D.	55	Vice President, Research and Development
Mark W. Reynolds, CPA	48	Chief Financial Officer and Corporate Secretary
Harriet L. Robinson, Ph.D.	72	Chief Scientific Officer, Director
Steven S. Antebi	67	Director
David A. Dodd(1)	60	Director
Dean G. Kollintzas(1)(2)	37	Director
John N. Spencer, Jr., CPA(1)(2)	69	Director
Peter M. Tsolinas(2)	74	Director

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(2)	Member of the Audit Committee and the Compensation Committee of the Board of Directors.

Donald G. Hildebrand.  Mr. Hildebrand joined the Board of Directors as Chairman and became our President and Chief Executive Officer upon consummation of the merger with GeoVax, Inc. in September 2006. Effective April 1, 2008, upon the appointment of Dr. Robert T. McNally as our President and Chief Executive Officer, Mr. Hildebrand executed a consulting agreement with the Company and remained as Chairman of the Board. Mr. Hildebrand is a founder of GeoVax, Inc., our wholly-owned subsidiary, and served as its President and Chief Executive Officer and as a member of its Board of Directors from its inception in 2001 to April 2008. Prior to founding GeoVax, Mr. Hildebrand was North American President and Chief Executive Officer of Rhone Merieux, Inc., a subsidiary of Rhone Merieux, S.A., a world leader in the biopharmaceutical and animal health industries. In 1997, Mr. Hildebrand also became Global Vice President of Merial Limited, a position that he held until retiring in 2000. Mr. Hildebrand received his bachelor of science in microbiology from the University of Wisconsin. The Board of Directors has concluded that Mr. Hildebrand should serve on the Board of Directors by virtue of his prior experience in the vaccine industry and his intimate knowledge of the Company’s history and technology resulting from his prior service as its President and Chief Executive Officer.

Robert T. McNally, Ph.D.  Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, serves on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his intimate involvement with the Company’s ongoing operations as its President and Chief Executive Officer.

Mark J. Newman, Ph.D.  Dr. Newman joined the Company as Vice President, Research and Development in January 2010. Prior to joining GeoVax, Dr. Newman served in similar positions at PaxVax, Inc. (from March 2009 to December 2009), Pharmexa A/S (from January 2006 to December 2008), and Epimmune, Inc. (from February 1999 to December 2005). He has also served in senior scientific management roles at Vaxcel, Inc., Apollon, Inc. and Cambridge Biotech Corp. Dr. Newman’s experience includes directing research, pre-clinical development and early stage clinical testing of protein, peptide, plasmid DNA and viral vectored vaccines and multiple vaccine adjuvants.

He has co-authored more than 100 scientific papers, reviews and book chapters during his professional career, and is a named co-inventor on six issued U.S. patents and one European patent, all related to vaccine technologies. He has also been awarded multiple federal government and foundation grants and contracts to support research and early stage clinical development in the field of vaccines. Dr. Newman is a graduate of the Ohio State University (B.Sc. and M.Sc.) and received his Ph.D. in Immunology from the John Curtin School of Medical Research, the Australian National University. He completed four years of post-doctoral training at Cornell University, the National Cancer Institute, and the NIH and served as a full time member of the Louisiana State University faculty prior to joining the biotech industry.

Mark W. Reynolds, CPA  Mr. Reynolds joined the Company on a part-time basis in October 2006 as Chief Financial Officer and Corporate Secretary, becoming a full-time employee in January 2010. From 2003 to 2006, before being named Chief Financial Officer of GeoVax Labs, Inc., Mr. Reynolds provided financial and accounting services to GeoVax, Inc. as an independent contractor. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for Health Watch Systems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds was first Controller and later Chief Financial Officer and Corporate Secretary of CytRx Corporation, a publicly-held biopharmaceutical company. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a masters of accountancy degree from the University of Georgia.

Harriet L. Robinson, Ph.D.  Dr. Robinson joined the Company as Senior Vice President, Research and Development on a part-time basis in November 2007 and on a full-time basis in February 2008, and was elected to the Board of Directors in June 2008. She is a co-founder of GeoVax, Inc. and has served as chief of its scientific advisory board since formation of the company in 2001. From 1999 to February 2008, Dr. Robinson served as the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University in Atlanta, Georgia, and from 1998 to February 2008 as Chief, Division of Microbiology and Immunology, Yerkes National Primate Center and Professor at the Emory University School of Medicine. She was Professor, Department of Microbiology & Immunology, at the University of Massachusetts Medical Center from 1988 to 1997 and Staff, then Senior, then Principal Scientist at the University of Massachusetts Worcester Foundation for Experimental Biology from 1977 to 1987. She was also a National Science Foundation Postdoctoral Fellow at the Virus Laboratory, University of California, Berkeley, from 1965 to 1967. Dr. Robinson received a bachelor of arts degree from Swarthmore College and M.S. and Ph.D. degrees from the Massachusetts Institute of Technology. The Board of Directors has concluded that Dr. Robinson should serve on its Board of Directors by virtue of her extensive knowledge of the Company’s technology as its scientific founder.

Steven S. Antebi.  Mr. Antebi joined the Board of Directors in March 2010. During the last five years, he has served as President of Maple Capital Management, a fund focusing on debt and equity investments in North America (May 2007 to present), President and Chief Executive Officer of Galileo Partners LLC (2006 to present), and President of Blue and Gold Enterprises Inc. (2002-2009), funds that invest in registered direct investments, PIPE transactions, private placements, and open market equity transactions. Prior to that, he served for twenty years in various senior positions at Bear Stearns and Company, including institutional sales, trading the firm’s capital in the over the counter market, syndicate distribution, and outside investment banking. He has served as a member of the Board of Governors of Cedars Sinai Medical Center in Los Angeles, California, one of the largest hospital/research centers in the world, for over ten years. He serves as Chairman of the Board of Epinex Diagnostic Inc., a late stage development company, creating a rapid diagnostic system for testing glycated albumen in diabetics. Mr. Antebi is also the Chairman of the Board of the Royalty Review Council, a company doing royalty accounting for web casting and digital media, covering all five major record labels. The Board of Directors concluded that Mr. Antebi should serve on the Board of Directors because of his substantial experience in finance and his experience in healthcare and technology.

David A. Dodd.  Mr. Dodd joined the Board of Directors in March 2010. He is the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. He has more than 35 years of executive experience in the healthcare industry. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, an organization that provided biological safety testing, viral clearance testing, genetic and mammalian technology testing and laboratory animal diagnostic services testing. From October 2006 to April 2009, he served as non-executive chairman of Stem Cell Sciences Plc. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation (Nasdaq: SERO) before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to this, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. The Board of Directors concluded Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Dean G. Kollintzas.  Mr. Kollintzas joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from Franklin Pierce Law Center. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has owned and operated a restaurant in Joliet, Illinois called The Metro Grill. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA  Mr. Spencer joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young where he spent more than 38 years until he retired in 2000. Mr. Spencer also serves as a director SurgiVigon, Inc., a medical device company, and one other privately held medical technology company, where he also chairs the audit committees, and served as a director of Firstwave Technologies (Nasdaq:FSTW) from November 2003 until April of 2009. He also serves as a consultant to various companies primarily relating to financial accounting and reporting matters. Mr. Spencer received a bachelor of science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School advanced management program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies, together with his continuing expertise as a director of, and a consultant to, other publicly owned and privately held companies.

Peter M. Tsolinas.  Mr. Tsolinas joined the Board of Directors in August 2008. In 1981, Mr. Tsolinas founded TMA Group Development Corp., a Chicago based real estate, architectural and development firm, and he currently serves as its Chairman and Chief Executive Officer, a position he has held since its formation. He is also a director of Royal America Bank. Mr. Tsolinas has a varied year career of more than 45 years as an architect and real estate developer. Mr. Tsolinas attended the University of Illinois where he received a bachelor of architecture degree. The Board of Directors has concluded that Mr. Tsolinas should serve on the Board of Directors by virtue of his general business experience, as the founder of a Company which has been in business since 1981, and his knowledge of the Company’s stockholder base. On May 24, 2010, Mr. Tsolinas advised the Board of Directors that he will resign his current director position after completion of the road show for this offering, citing among other reasons, health concerns and disagreement with Board actions.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, Mr. Kollintzas, Mr. Spencer and Mr. Tsolinas served on our Compensation Committee. None of these individuals were officers or employees of the Company or any of its subsidiaries during the fiscal year ended December 31, 2009, nor at any time prior thereto. During the fiscal year ended December 31, 2009, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, the Compensation Committee provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies with respect to our executive officers, and the material factors considered in making those decisions.

The Compensation Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” listed in the tables that follow this Compensation Discussion and Analysis. The Named Executive Officers for 2009 include our chief executive officer, our chief financial officer, and the two other individuals who served as executive officers during 2009 and whose total compensation for 2009 exceeded $100,000, calculated in accordance with the rules and regulations of the SEC. Our Named Executive Officers for 2009 were:

•	Robert T. McNally, President and Chief Executive Officer

•	Mark W. Reynolds, Chief Financial Officer

•	Harriet L. Robinson, Chief Scientific Officer

•	Andrew Kandalepas, our former Senior Vice-President

The tables that follow this Compensation Discussion and Analysis contain specific data about the compensation earned or paid in 2009 to the Named Executive Officers. The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into the context of our overall compensation program.

Objectives of Our Compensation Program

In general, we operate in a marketplace where competition for talented executives is significant. The biopharmaceutical industry is highly competitive and includes companies with far greater resources than ours. We are engaged in the long-term development of drug candidates without the benefit of significant current revenues, and therefore our operations involve a high degree of risk and uncertainty. This level of risk and uncertainty may make it difficult to retain talented executives. Nevertheless, continuity of personnel across multi-disciplinary functions is critical to the success of our business. Furthermore, since we have relatively few employees, each must perform a broad scope of functions, and there is very little redundancy in skills.

The objectives of our compensation program for our executive officers and other employees are to provide competitive cash compensation, health, and retirement benefits, as well as long-term equity incentives that offer significant reward potential for the risks assumed and for each individual’s contribution to our long-term performance. Although the Compensation Committee seeks to pay salaries and bonuses sufficient to hire and retain talented individuals, the Compensation Committee also believes, based on its subjective perception of their skills, that many of its employees could earn somewhat higher cash compensation at other companies, and seeks to address this concern by making stock option grants at a somewhat higher level than it would if the salaries and bonuses were higher. Individual performance is measured subjectively taking into account Company and individual progress toward overall corporate goals, as well as each individual’s skills, experience, and responsibilities, together with corporate and individual progress in the areas of scientific innovation, regulatory compliance, business development, employee development, and other values designed to build a culture of high performance. No particular weight is assigned to these measures, and the Compensation Committee is of the view that much of the Company’s progress results from team effort. These policies and practices are based on the principle that total compensation should serve to attract and retain those executives and employees critical to our overall success and are designed to reward executives for their contributions toward business performance that enhances stockholder value.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. As such, the Compensation Committee has responsibility over certain matters relating to the fair and competitive compensation of our executives, employees and directors (only non-

employee directors are compensated as directors) as well as matters relating to equity-based benefit plans. Each of the members of our Compensation Committee is independent in accordance with the criteria of independence set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 803(A)(2) of the NYSE Amex Listing Requirements. We believe that their independence from management allows the members of the Compensation Committee to provide unbiased consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements best achieve our compensation objectives. Pursuant to its charter as in effect prior to March 2010, the Compensation Committee was charged specifically with reviewing and determining annually the compensation of our Chief Executive Officer, approving special bonus payments and perquisites paid to and other special compensation or benefit arrangements with executive officers, and approving (subject to approval of the Board of Directors) recommendations by the Chief Executive Officer with respect to grants under our stock option plan and any other equity-based plan we might adopt in the future. Subject to approval of the Board of Directors, the Compensation Committee also set salaries and determines bonuses, sometimes referred to as cash incentive awards, for the Company’s employees. The Compensation Committee gave due consideration to the Chief Executive Officer’s recommendations and could change them prior to recommending them to the Board of Directors. The Compensation Committee did not exercise the authority granted to it by its charter to approve a pool of options and other discretionary awards to be used by the Chief Executive Officer.

In March 2010, the Compensation Committee and the Board of Directors approved a new charter for the Compensation Committee. Pursuant to the new charter, the Compensation Committee is responsible for, among other things:

•	reviewing the Company’s overall compensation philosophy and strategy;

•	evaluating and determining the compensation of the Chief Executive Officer;

•	evaluating and setting, in conjunction with the Chief Executive Officer, the compensation of other officers;

•	reviewing and approving the annual Compensation Discussion and Analysis;

•	evaluating and approving the components and amounts of compensation of the Company’s employees;

•	evaluating, considering and approving, in its discretion, the Company’s equity-based compensation plans, as well as grants and awards made under any such plans to persons other than the Chief Executive Officer and submitting them to the Board of Directors for its consideration and approval;

•	approving, with sole and exclusive authority, grants and awards made to the Company’s Chief Executive Officer under the Company’s equity-based compensation plans;

•	evaluating, considering and approving, in its discretion, compensation for non-employee members of the Board of Directors; and

•	managing and controlling the operation and administration of the Company’s stock option plans.

Elements of Compensation

To achieve the objectives described above, the three primary compensation elements used for executive officers are base salary, cash bonus, and stock option awards. We believe that these three elements are the most effective combination in motivating and retaining our executive officers at this stage in our development. The Compensation Committee has not utilized other companies for benchmarking purposes because it believes that those businesses which would be most comparable to GeoVax are either privately held or divisions of very large medical products companies.

Base Salary

Our philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. Base salaries provide our executive officers with a degree of financial certainty and stability and also reward individual achievements and contributions.

Cash Bonus

Annual cash incentive awards motivate our executive officers to contribute toward the achievement of corporate goals and objectives. Generally, every employee is eligible to earn an annual cash incentive award, promoting alignment and pay-for-performance at all levels of the organization. The Company does not have a formalized cash incentive award plan, and awards are based on the subjective recommendation of the President and Chief Executive Officer (except as to the Chief Executive Officer’s cash bonus) and on the Compensation Committee’s subjective judgment.

Stock Option Awards

Stock option awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, as measured by creation of stockholder value, and align the interests of our stockholders and management. In addition, the Compensation Committee believes they are crucial to a competitive compensation program for executive officers, and they act as a powerful retention tool. In our current pre-commercial state, we view the Company as still facing a significant level of risk, but with the potential for a high reward over a period of time, and therefore we believe that stock incentive awards are appropriate for executive officers. These awards are provided through initial grants at or near the date of hire and through subsequent, periodic grants. The initial grant is typically larger than subsequent, periodic grants and is intended to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Subsequent periodic stock option awards may be granted to reflect each executive officer’s ongoing contributions to the Company, to create an incentive to remain at the Company, and to provide a long-term incentive to achieve or exceed our corporate goals and objectives. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective recommendation of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment. The Compensation Committee does not typically give much weight to the overall levels of stock and stock options owned by the Company’s executive officers and directors.

Accounting and Tax Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for the Company’s executive officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits tax deductions of public companies on compensation paid to certain executive officers in excess of $1 million. The Compensation Committee considers the impact of Section 162(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of Section 162(m) due to the overall level of compensation paid. In general, stock options granted under the Company’s 2006 Equity Incentive Plan, or the Plan, are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.

Accounting principles generally accepted in the United States require us to recognize an expense for the fair value of equity-based compensation awards. The Compensation Committee is informed of the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans, but has no formal policy to structure executive compensation to align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. The Compensation Committee has considered the impact of cash payments to its employees as compared to the costs it recognizes on an accrual basis when stock options are granted.

Setting Executive Compensation

Historically, we have not used quantitative methods or mathematical formulae in setting any element of executive compensation. We use discretion, guided in large part by the concept of pay-for-performance, and we consider all elements of an executive’s compensation package when setting each portion of compensation. There is no pre-established policy or target for the allocation between cash and equity incentive compensation, although the

Compensation Committee believes its stock option grants are at a level that permits it to retain talented personnel at somewhat lower levels of cash compensation than these individuals might otherwise receive. Year-to-year changes in base salary have usually been relatively modest, and executive officer base salaries are within a relatively narrow range. The Compensation Committee considers relative levels of compensation among its various executive officers. Our annual cash incentive awards have generally been modest. When made at all, the individual cash incentive awards have ranged from $10,000 to $15,000 over the last three years. Bonuses have usually been paid to all Named Executive Officers when they were paid at all. We may choose other compensation approaches if circumstances warrant.

When determining compensation for a new executive officer, and when annually reviewing the compensation for our executive officers, factors taken into consideration are the individual’s skills, knowledge and experience, the individual’s past and potential future impact on our short-term and long-term success, the individual’s recent compensation levels in other positions, and any present and expected compensation information obtained from other prospective candidates interviewed during the recruitment process. In setting our executive compensation for 2009, no specific benchmarking activities were undertaken. We will generally make a grant of stock options when an executive officer joins us. Options are granted at no less than 100% of the fair market value on the date of grant. In determining the size of an initial stock option grant to an executive officer, we primarily consider company performance and the individual’s scope of responsibility. For periodic grants, we also consider the Company’s and the individual’s continuing performance and the recommendations of the Chief Executive Officer, all on a subjective basis. Since the stock option grant is meant to be a retention tool, we also consider the importance to stockholders of that person’s continued service. Stock option grants to executives generally vest over a period of three years.

The Compensation Committee annually reviews and determines the compensation for our Chief Executive Officer. Each year, recommendations for the compensation for other executive officers (other than himself) are prepared by the Chief Executive Officer and are reviewed with the Compensation Committee and modified by it where appropriate.

In order to assess the performance of a full calendar year, annual cash incentive and stock option awards are generally determined in December of each year. We do not currently have any program, plan or practice in place to time stock option grants to our executives or other employees in coordination with the release of material non-public information.

As part of our executive compensation review conducted annually in December, we review a tally sheet prepared by the President and Chief Executive Officer setting forth all components of total compensation to our Named Executive Officers and all other employees. The tally sheet includes current and proposed base salary, proposed annual cash incentive awards and historical, as well as proposed, stock option awards. Post-termination pay under employment agreements to which our executive officers are parties is not considered to be material at the present time. These tools are employed by the Compensation Committee both in reviewing individual compensation awards and as a useful check on total compensation. These tools also show the effect of compensation decisions made over time on the total annual compensation to a Named Executive Officer and allow the Compensation Committee to review historical amounts for comparative purposes.

We considered whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on GeoVax, and concluded that they do not.

2009 Executive Compensation

In December 2008, using its subjective judgment as to the overall progress of the Company, skills, experience, responsibilities, achievements and historical compensation of each of the Named Executive Officers, the Compensation Committee established their salaries for 2009. At that time, Dr. McNally recommended that none of the Named Executive Officers receive a cash bonus for 2008 or salary increases for 2009, except that Mr. Reynolds should receive a salary increase in proportion to his increased time commitment to the business of the Company. Dr. McNally made this recommendation, and the Compensation Committee accepted it, partially in the interest of preserving the Company’s overall cash flow to the extent reasonably possible. Stock option grants were made at that time. The amount of compensation earned by each of the Named Executive Officers during fiscal 2009, 2008 and 2007 is shown in the Summary Compensation Table below.

In December 2009, the Compensation Committee considered 2009 stock option grants and cash incentive awards as well as base salaries for 2010. The Compensation Committee considered the same factors it considered in 2008, the overall progress of the Company, the skills, experience, responsibilities, achievements and historical compensation of each of the Named Executive Officers, in determining the award of cash bonuses and stock option grants for 2009 and salary levels for 2010. In its deliberations on executive compensation at its meeting in December 2009, the Compensation Committee considered the fact that, during the preceding year (at its meeting in December 2008) the Compensation Committee had accepted the recommendation from Dr. McNally that none of the Named Executive Officers receive a cash bonus for 2008 and that no salary increases would be effective for 2009, except as related to Mr. Reynolds with respect to a proportionate increase relative to his time commitment to the business of the Company. The Compensation Committee felt that, under the circumstances, it should increase the salaries of the Company’s executive officers, and decided to increase the salaries of the Company’s executive officers. The Compensation Committee reviewed the salary increases it had approved for the other employees of the Company and determined the average of the increases was approximately 6.3%. The Compensation Committee then increased executive officer salaries by 6.3%, with the exception of Dr. McNally, who received a 10% increase in salary. The Compensation Committee provided a higher salary to Dr. McNally because it felt that the Chief Executive Officer should be the most highly compensated executive.

Robert T. McNally.  Dr. McNally serves as our President and Chief Executive Officer pursuant to an employment agreement executed in April, 2008. In December 2009, the Compensation Committee awarded Dr. McNally a cash bonus of $15,000 and a stock option grant for 500,000 shares at an exercise price of $0.14 per share. The Compensation Committee also increased Dr. McNally’s annual base salary from $250,000 to $275,000 (a 10% increase), effective January 1, 2010.

Mark W. Reynolds.  Mr. Reynolds serves as our Chief Financial Officer pursuant to an employment agreement amended and restated effective January 2010. Pursuant to this agreement, and its predecessor agreement, during 2009, Mr. Reynolds provided services to the Company on a part-time basis (approximately 75%) and was paid an annualized salary of $150,000. In December 2009, the Compensation Committee awarded Mr. Reynolds a cash bonus of $10,000 and a stock option grant for 500,000 shares at an exercise price of $0.14 per share. The Compensation Committee also increased Mr. Reynolds’ annual base salary from $150,000 to $212,600 effective January 1, 2010. The increase in Mr. Reynolds’ base salary was determined based on (a) a proportional increase of $50,000 (33.3%) based on Mr. Reynolds increased time commitment from 75% to 100%, and (b) a merit increase of $12,600 (6.3%).

Harriet L. Robinson.  Dr. Robinson serves as our Chief Scientific Officer pursuant to an employment agreement executed in November 2008. In December 2009, the Compensation Committee awarded Dr. Robinson a cash bonus of $10,000 and a stock option grant for 500,000 shares at an exercise price of $0.14 per share. The Compensation Committee also increased Dr. Robinson’s annual base salary from $250,000 to $265,750 (a 6.3% increase), effective January 1, 2010.

Andrew Kandalepas.  Mr. Kandalepas served as our Senior Vice President until his resignation in July 2009. During 2009, he received an annualized base salary of $225,000 pursuant to his employment agreement. During 2009, the Compensation Committee made no decisions with regard to Mr. Kandalepas’ compensation.

Benefits Provided to Executive Officers

We provide our executive officers with certain benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee will periodically review the levels of benefits provided to our executive officers.

Dr. McNally, Mr. Reynolds and Dr. Robinson are eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of the Company’s matching contributions to the 401(k) accounts of these executive officers. Executive officers did not receive any other perquisites or other personal benefits or property from the Company or any other source.

Employment Agreements

Robert T. McNally.  On March 20, 2008, GeoVax entered into an employment agreement with Robert T. McNally, Ph.D. to become our President and Chief Executive Officer effective April 1, 2008. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $200,000 to Dr. McNally, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McNally is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. McNally at least 60 days prior notice of the termination and one week of severance pay for each full year of service as President and Chief Executive Officer ($10,577 if terminated in fiscal 2010, paid as salary continuance). Dr. McNally may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Mark W. Reynolds.  On February 1, 2008, GeoVax entered into an amended and restated employment agreement with Mark W. Reynolds, our Chief Financial Officer. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $115,000 to Mr. Reynolds, which was increased to $150,000 by the Compensation Committee and the Board of Directors effective January 1, 2009, commensurate with an increased time commitment provided by Mr. Reynolds (50% to 75%). The employment agreement was again amended and restated, effective January 1, 2010, to reflect a further adjustment for Mr. Reynolds time commitment (from 75% to 100%) together with a base salary increase to $212,600. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Mr. Reynolds at least 60 days prior notice of the termination and one week of severance pay for each full year of service as Chief Financial Officer ($16,354 if terminated in fiscal 2010, paid as salary continuance). Mr. Reynolds may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Harriet L. Robinson.  On November 19, 2007, GeoVax entered into an employment agreement with Harriet L. Robinson, our Chief Scientific Officer. The employment agreement has no specified term. The employment agreement provided for an initial base salary of $250,000 to Dr. Robinson, subject to periodic increases as determined by the Compensation Committee. Dr. Robinson initially worked part-time for the Company, and became a full-time employee in February 2008. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Robinson is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. Robinson at least 90 days prior notice of the termination and one week of severance pay for each full year of service ($15,332 if terminated in fiscal 2010, paid as salary continuance). Dr. Robinson may terminate the employment agreement at any time by giving us 60 days notice. In that event, she would not receive severance.

Andrew Kandalepas.  On February 1, 2007, GeoVax entered into an employment agreement with Andrew Kandalepas, our Senior Vice President. The employment agreement had no specified term. The employment agreement provided for an initial annual salary of $210,000 to Mr. Kandalepas, subject to periodic increases as determined by the Compensation Committee. Mr. Kandalepas was also eligible for discretionary cash bonuses, grants of awards from the Plan and participation in any and all benefits in effect from time-to-time for employees generally. We could terminate the employment agreement, with or without cause. Effective June 30, 2009, Mr. Kandalepas resigned from our Board of Directors, and effective July 1, 2009, he resigned his position as Senior Vice President. We paid Mr. Kandalepas severance of $18,750.

Indemnification Agreements

In October 2006 GeoVax Labs, Inc. and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Hildebrand, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to indemnify them to the full extent permitted by Illinois and Georgia law against certain liabilities incurred by these individuals in connection with specified proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007 by our Named Executive Officers.

				Option	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Total
Position(1)	Year	($)	($)	($)(2)	($)(3)	($)

Robert T. McNally	2009	$250,000	$15,000	$61,500	$3,675	$330,175
President and	2008	175,000	—	391,100	1,250	567,350
Chief Executive Officer	2007	—	—	—	—	—
Mark W. Reynolds	2009	150,000	10,000	61,500	94	221,594
Chief Financial Officer	2008	120,740	—	45,500	—	166,240
	2007	92,102	10,000	674,800	—	776,902
Harriet L. Robinson	2009	250,000	10,000	61,500	3,675	325,175
Chief Scientific Officer	2008	234,375	—	204,220	313	438,908
	2007	14,904	10,000	—	—	24,904
Andrew J. Kandalepas	2009	119,230	—	—	18,750	137,980
Former Senior Vice President	2008	225,000	—	45,500	—	270,500
(through July 1, 2009)	2007	205,288	10,000	604,800	—	820,088

(1)	This table excludes Mark Newman, who joined GeoVax as Vice President, Research and Development in January 2010.

(2)	Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation or FASB ASC Topic 718. For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2009 consolidated financial statements contained in this prospectus. For 2008, the amount reported for Dr. Robinson includes $158,720, related to the extension of the exercise period of stock options granted in prior years. These stock options were originally granted with an exercise period of five to seven years and were to expire beginning in 2009. The extensions were made to adjust the exercise period to ten years from the original grant date, consistent with the current stock option grant policies of the Company. The extensions did not affect the vesting schedule of the grants because they were all fully vested at the time of the extensions.

(3)	Amounts shown in the “All Other Compensation” column represent employer contributions to the Company’s 401(k) retirement plan for Dr. McNally, Mr. Reynolds and Dr. Robinson, and for Mr. Kandalepas, the amount in this column represents the severance paid to him during the year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth option awards. No stock awards or non-equity incentive awards were granted to the Named Executive Officers for the year ended December 31, 2009.

		All Other Option
		Awards: Number	Exercise or
		of Securities	Base Price of	Grant Date Fair
	Grant	Underlying Options	Option Awards	Value of Stock and
Name	Date	(#)	($/Sh)(1)	Option Awards(2)

Robert T. McNally	12/2/09	10,000	$7.00	$61,500
Mark W. Reynolds	12/2/09	10,000	7.00	61,500
Harriet L. Robinson	12/2/09	10,000	7.00	61,500

(1)	The exercise price for options is the closing trading price of the common stock of the Company on the grant date. The grant date is determined by the Compensation Committee. All stock option grants during 2009 will vest and become exercisable in three equal annual installments on the first three anniversary dates of the grant date.

(2)	Compensation expense is recognized for all share-based payments based on the grant date fair value estimated for financial reporting purposes. For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2009 consolidated financial statements contained in this prospectus.

Additional discussion regarding material factors that may be helpful in understanding the information included in the Summary Compensation Table and Grants of Plan-Based Awards table is included above under “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers as of December 31, 2009. There were no stock awards outstanding as of December 31, 2009.

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options(#)	Options (#)		Option Exercise	Option Expiration
Name	Exercisable	Exercisable		Price ($)	Date

Robert T. McNally	—	10,000	(1)	$7.00	12/2/19
	3,333	6,667	(2)	5.50	12/11/18
	16,000	32,000	(3)	8.50	6/17/18
	6,667	3,333	(4)	8.05	12/5/17
	26,400	—		17.75	3/14/17
Mark W. Reynolds	—	10,000	(1)	7.00	12/2/19
	3,333	6,667	(2)	5.50	12/11/18
	6,667	3,333	(4)	8.05	12/5/17
	36,000	—		17.75	3/14/17
Harriet L. Robinson	—	10,000	(1)	7.00	12/2/19
	3,333	6,667	(2)	5.50	12/11/18
	177,913	—		2.004	2/5/14

(1)	These stock options vest and become exercisable in three equal installments on December 2, 2010, 2011 and 2012.

(2)	These stock options vest and become exercisable in two equal installments on December 11, 2010 and 2011.

(3)	These stock options vest and become exercisable in two equal installments on June 17, 2010 and 2011.

(4)	These stock options vest and become exercisable on December 5, 2010.

Potential Payments Upon Termination or Change-in-Control

Under SEC rules, we are required to estimate and quantify the payment that would be payable at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of each Named Executive Officer, or a change-in-control of the Company or a change in the Named Executive Officer’s responsibilities, with respect to each Named Executive Officer, as if the triggering event had occurred as of the last business day of the last fiscal year.

The Plan contains provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in the Plan, (i) outstanding options or other awards under the Plan may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property.

In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Plan will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plan will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to Plan participants under the Plan, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

If the Company experienced a change-in-control transaction described in the Plan on December 31, 2009, the value of accelerated options for each Named Executive Officer, based on the difference between $9.00, the closing price of our common stock on the OTC Bulletin Board on December 31, 2009, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be as follows: Dr. McNally — $62,500; Mr. Reynolds — $46,500 and Dr. Robinson — $43,333. Mr. Kandalepas resigned effective July 1, 2009 and held no outstanding options as of December 31, 2009.

Additionally, our employment agreements with each Named Executive Officer provide for payment to each Named Executive Officer if we terminate such Named Executive Officer’s employment without cause. If each Named Executive Officer was terminated without cause on December 31, 2009, the following amounts, which represent one week of pay for each full year of service to the Company, would be payable to each Named Executive Officer as salary continuance under the terms of such Named Executive Officer’s employment agreement: Dr. McNally — $10,577; Mr. Reynolds — $16,354 and Dr. Robinson — $15,332. Mr. Kandalepas resigned from our Board of Directors effective June 30, 2009 and resigned his position as Senior Vice President effective July 1, 2009. Mr. Kandalepas was paid severance of $18,750.

Risk Assessment

We considered whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on GeoVax and concluded that they do not. We do not tie compensation to specific stock prices or milestones that might encourage risk taking to increase stock prices or meet specific milestones. When we have granted cash incentive awards, they have been retrospective or in relatively modest amounts so that they do not encourage inappropriate short-term risk taking. We give consideration to subjective elements when we determine salaries, bonuses, and option grants that help us evaluate employee productivity and contribution to the welfare of GeoVax and place less emphasis on short-term metrics or milestones that might encourage undue risk taking. When we use stock options, we require them to vest over a period of years so that their increase in value will be more closely associated with the long-term success of the Company.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2009 by each individual who served as a director at any time during the fiscal year.

					Change
					in Pension
	Fees			Non-Equity	Value and
	Earned or			Incentive	Non-Qualified	All
	Paid in	Stock	Option	Plan	Deferred	Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(3)(4)	($)	Earnings	($)	($)

Donald Hildebrand(1)	$30,000	$—	$—	$—	$—	$57,600	$87,600
Andrew Kandalepas(2)	—	—	—	—	—	—	—
Dean Kollintzas	14,100	—	61,500	—	—	—	75,600
Robert T. McNally(2)	—	—	—	—	—	—	—
Harriet L. Robinson(2)	—	—	—	—	—	—	—
John Spencer	28,500	—	61,500	—	—	—	90,000
Peter Tsolinas	12,400	—	61,500	—	—	—	73,900

(1)	The amount shown in the “All Other Compensation” column represents the amount paid to Mr. Hildebrand for the year ended December 31, 2009 pursuant to his consulting agreement with the Company. See “Certain Relationships and Related Transactions — Consulting Agreement with Donald Hildebrand”.

(2)	Dr. McNally, Dr. Robinson, and Mr. Kandalepas, who were employees of the Company during the fiscal year ended December 31, 2009, received no compensation for their service as directors. All amounts related to their compensation as Named Executive Officers during the fiscal year ended December 31, 2009 and prior years are included in the “Summary Compensation Table.” Mr. Kandalepas resigned as a director effective June 30, 2009 and resigned his position as Senior Vice President effective July 1, 2009.

(3)	Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2009 consolidated financial statements contained in this prospectus. On December 2, 2009, Mr. Kollintzas, Mr. Spencer, and Mr. Tsolinas were each granted options to purchase 500,000 shares of our common stock, with an exercise price of $7.00 per share.

(4)	The table below shows the aggregate numbers of option awards outstanding for each non-employee director as of December 31, 2009. There were no stock awards outstanding for the non-employee directors as of December 31, 2009.

Aggregate Option Awards
Outstanding
as of December 31, 2009
Name	(#)

Donald Hildebrand	355,825
Dean Kollintzas	56,400
John Spencer	56,400
Peter Tsolinas	36,400

Director Compensation Plan

In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” It was subsequently amended in March 2008 and again in December 2009. The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees

For 2009, each non-employee director received an annual retainer of $2,000 (paid quarterly) for service as a member of the Audit Committee and $1,250 for service as a member of the Compensation Committee. The Chairman of the Audit Committee received an annual retainer of $9,000, and the Chairman of the Compensation Committee received an annual retainer of $6,000, which retainers were also paid quarterly. Non-employee directors also received fees for each Board of Directors or Committee meeting attended as follows: $1,500 per Board of Directors meeting, $1,000 per Committee meeting chaired, and $500 per Committee meeting attended as a non-chair member. Meetings attended telephonically were paid at lower rates ($750, $750 and $400, respectively). The non-employee Chairman of the Board received an annual retainer of $30,000 (paid quarterly) and was not entitled to additional fees for meetings attended.

Effective January 1, 2010, the fees paid to non-employee directors for attending meetings of the Board of Directors were increased to $3,000 for in person meetings and $1,500 for telephonic meetings. Also, the annual cash retainer for members (non-chairman) of the Audit Committee was increased to $5,000, and the annual cash retainer for members (non-chairman) of the Compensation Committee was increased to $3,300. No changes were made to the annual cash retainer for the chairman of the Audit Committee or the Compensation Committee, nor were any changes made to the fees paid for attending committee meetings. The members and chairman of the newly formed Nominating and Governance Committee will receive the same compensation as members of the Compensation Committee.

Stock Option Grants

Non-employee directors each receive an automatic grant of options to purchase 26,400 shares of common stock on the date that such non-employee director is first elected or appointed. We currently do not have a formula for determining annual stock option grants to directors (upon their re-election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2009, upon a recommendation of the Compensation Committee, the Board of Directors determined an annual stock option grant of 10,000 shares to its non-employee members, with the exception of Mr. Hildebrand, who declined the stock option grant.

In April 2010, at the recommendation of the Compensation Committee, the Board of Directors approved a 20,000 share increase in the number of shares authorized to be issued pursuant to the Plan in order to cover an over issuance arising from the automatic grants of options to Mr. Antebi and Mr. Dodd when they were appointed as directors.

Expense Reimbursement

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of our directors, officers, principal stockholders or any of their respective affiliates, associates or related parties, other than transactions with officers which are covered by the duties of the Compensation Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will discuss the transaction with management and will consider all relevant facts and circumstances available to it including:

•	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	whether there are demonstrable business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Consulting Agreement with Donald Hildebrand

In March 2008, we entered into a consulting agreement with Donald Hildebrand, the Chairman of our Board of Directors and our former President and Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company. The term of the consulting agreement began on April 1, 2008 with an original termination date of December 31, 2009. In December 2009, the Company and Mr. Hildebrand extended the term of the consulting agreement for an additional year. During 2009 and 2008, Mr. Hildebrand received $57,600 and $64,000, respectively, for his services pursuant to the consulting agreement. During the remaining term of the consulting agreement, Mr. Hildebrand will provide us with at least 16 hours of service per month and will be paid at the rate of $4,800 per month. We also pay Mr. Hildebrand’s medical and dental coverage through the term of the consulting agreement. We may terminate the consulting agreement, with or without cause. If we terminate the consulting agreement without cause, we must give Mr. Hildebrand at least 30 days notice and we will be required to pay him, as a severance payment, three months compensation, which is equal to $14,400. Likewise, if the consulting agreement is terminated due to the death of Mr. Hildebrand, we will be required to pay his estate three months compensation. If Mr. Hildebrand wishes to terminate the consulting agreement, he must provide us with at least 30 days notice. No severance payments will be due to Mr. Hildebrand upon termination with cause or upon his voluntary termination.

Transactions with Emory University

Emory University is a significant stockholder of the Company, and our primary product candidates are based on technology rights subject to a license agreement with Emory University, which we refer to as the Emory License. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on sales by the Company or on payments to the Company by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the Emory License. We may terminate the Emory License upon 90 days prior written notice. In any event, the Emory License expires on the date of the latest expiration date of the underlying patents. We are also obligated to reimburse Emory University for certain ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. Such reimbursements to Emory University amounted to $85,673, $102,141 and $243,653 for the years ended December 31, 2009, 2008 and 2007, respectively.

In June 2008, we entered into two subcontracts with Emory University for the purpose of conducting research and development activities associated with a grant from the NIH. During 2009 and 2008, we recorded $816,651 and $723,887, respectively, of expense associated with these subcontracts. All amounts paid to Emory University under these subcontracts are reimbursable to us pursuant to the NIH grant.

Through November 2009, we leased office and laboratory space on a month-to-month basis from Emtech Biotechnology Development, Inc., a related party associated with Emory University. Rent expense associated with this lease totaled $43,112, $47,041 and $36,588 for the years ended December 31, 2009, 2008 and 2007, respectively.

Director Independence

The Board of Directors has determined that Messrs. Antebi, Dodd, Kollintzas, Spencer and Tsolinas are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these five individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 803(A)(2) of

the NYSE Amex Listing Requirements. As independent directors, Messrs. Kollintzas, Spencer and Tsolinas serve as the members of our Audit and Compensation Committees, and Messrs. Dodd, Kollintzas and Spencer serve as the members of the Nominating and Governance Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 21, 2010 by (1) each director; (2) each of our Named Executive Officers; (3) all executive officers and directors as a group; and (4) each additional person who is known by us to beneficially own more than 5% of our common stock. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares
	Beneficially	Percent
Name and Address of Beneficial Owner(1)	Owned	of Class(2)

Directors and Executive Officers:
Steven S. Antebi(3)	—	*
David A. Dodd(4)	11,023	*
Donald G. Hildebrand(5)	1,426,225	8.9%
Dean G. Kollintzas(6)	36,400	*
Robert T. McNally(7)	85,755	*
Mark W. Reynolds(8)	48,896	*
Harriet L. Robinson(9)	1,274,686	8.1%
John N. Spencer, Jr.(10)	50,100	*
Peter M. Tsolinas(11)	708,340	4.4%
All executive officers and directors as a group (10 persons)(12)	3,641,425	21.9%
Andrew J. Kandalepas(13)	250,300	1.6%
Other 5% Stockholders:
Emory University(14)	4,621,405	29.5%
Stavros Papageorgiou(15)	1,111,857	7.1%
Welch & Forbes LLC(16)	1,582,073	10.1%

*	Less than 1%

(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.

(2)	This table is based upon information supplied by our executive officers and directors, and with respect to principal stockholders, Schedule 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 15,652,596 shares of common stock outstanding as of May 21, 2010. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of May 21, 2010, are deemed outstanding.

(3)	Mr. Antebi has options to acquire 26,400 shares, which will vest in equal amounts over the next three anniversaries of his appointment to the Board of Directors, beginning in March 2011.

(4)	Mr. Dodd has options to acquire 26,400 shares, which will vest in equal amounts over the next three anniversaries of his appointment to the Board of Directors, beginning in March 2011.

(5)	Includes options to purchase 355,825 shares of common stock exercisable within 60 days of May 21, 2010.

(6)	Includes options to purchase 36,400 shares of common stock exercisable within 60 days of May 21, 2010.

(7)	Includes options to purchase 68,400 shares of common stock exercisable within 60 days of May 21, 2010.

(8)	Includes options to purchase 46,000 shares of common stock exercisable within 60 days of May 21, 2010.

(9)	Dr. Robinson shares voting and investment power over 1,093,441 shares with Welch & Forbes LLC, whose ownership is described below. Includes options to purchase 181,245 shares of common stock exercisable within 60 days of May 21, 2010.

(10)	Includes options to purchase 36,400 shares of common stock exercisable within 60 days of May 21, 2010.

(11)	Includes warrants to purchase 267,806 shares of common stock exercisable within 60 days of May 21, 2010, and options to purchase 8,800 shares of common stock exercisable within 60 days of May 21, 2010.

(12)	Includes options to purchase 733,070 shares of common stock and warrants to purchase 267,806 shares of common stock exercisable within 60 days of May 20, 2010.

(13)	Mr. Kandalepas resigned as an executive officer of the Company on July 1, 2009. Ownership information has been derived from our stock records, which show Mr. Kandalepas owns theses shares of record.

(14)	The address for this stockholder is Administration Building, 201 Dowman Drive, Atlanta, Georgia 30322. Ownership information has been derived from this stockholder’s SEC filing on Form 4 filed on January 29, 2010.

(15)	The address for this stockholder is c/o Morse, Zelnick, Rose & Lander LLP, 405 Park Avenue, Suite 1401, New York, New York 10022. Includes 91,854 shares subject to warrants and 503,840 shares as to which Mr. Papageorgiou shares voting and investment power. Ownership information has been derived from this stockholder’s SEC filing on Schedule 13G filed on October 1, 2009.

(16)	The address for this stockholder is 45 School Street, Boston, Massachusetts 02108. This stockholder shares voting and investment power with respect to all of these shares. Includes 1,093,441 shares held by Dr. Robinson. Ownership information has been derived from this stockholder’s Schedule 13G filed February 12, 2010.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder, Emory University. Emory University is a principal stockholder. See “Certain Relationships and Related Transactions” for additional information regarding our transactions with Emory University.

Shares to be Sold
		Percentage of		in the Offering	Percentage of
		Outstanding	Percentage of	Assuming	Outstanding
	Shares	Shares	Outstanding Shares	the Maximum	Shares
	Beneficially	Beneficially	Beneficially Owned	Number of Units are	Beneficially Owned
	Owned Before	Owned Before	After Minimum	Sold in	After Maximum
Selling Stockholder	Offering	Offering(1)	Offering(2)	this Offering(2)	Offering(1)

Emory University(3)	4,621,405	29.5%

(1)	Applicable percentage of ownership is based on 15,652,596 shares of our common stock outstanding as of May 21, 2010, together with securities exercisable or convertible into shares of common stock within sixty days of May 21, 2010, for each selling stockholder. Assumes no exercise of warrants to be issued in this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	If the minimum number of units is sold, the selling stockholder will not sell any shares in this offering.

(3)	The address for this stockholder is Administration Building, 201 Dowman Drive, Atlanta, Georgia 30322. Ownership information has been derived from this stockholder’s SEC filing on Form 4 filed on January 29, 2010.

The selling stockholder will receive the entire price paid by investors for the units that include shares held by the selling stockholder. From those proceeds, the selling stockholder will pay the placement agent its 6% commission earned in connection with the sale of any such units. We will issue the warrants included in those units and receive proceeds, if any, from the exercise for cash of warrants included in those units.

Emory University sold a portion of its GeoVax shares in 2009, and indicated an interest in selling additional shares. We invited Emory University to participate in this offering as a selling stockholder in order to encourage Emory University to enter into a lock-up arrangement satisfactory to the placement agent, to permit an orderly distribution of its GeoVax shares, and to reduce the perceived market overhang reflected by its holdings.

In considering this matter, the Board of Directors recognized that the warrants to be sold together with shares included as part of the units offered by selling stockholder have an intrinsic value, which is included in the price per unit to be paid by investors, but will not be paid to the Company. The Board of Directors also recognized that all stockholders will experience dilution if the holders of unit warrants utilize the “cashless exercise” feature. After consideration, the Board of Directors determined that allowing the selling stockholder to receive the implicit value of the unit warrants was appropriate, given the reasons stated in the foregoing paragraph, particularly since the selling stockholder may only sell its shares after the Company sells $30,000,000 of units. Accordingly, the arrangements were approved by the Board of Directors, including all of the independent directors.

PLAN OF DISTRIBUTION

We and the selling stockholder are offering up to $35,000,000 in units, each consisting of one share of common stock and warrants to purchase an additional 0.20 shares of common stock for $      per unit with aggregate gross proceeds of up to $30,000,000 for us and $5,000,000 for the selling stockholder. Global Hunter Securities LLC, referred to as the placement agent, has entered into a placement agency agreement with us and the selling stockholder in which it has agreed to act as placement agent in connection with the offering. Subject to the terms and conditions contained in the placement agency agreement, the placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the units. The placement agent has no obligation to buy any of the units from us nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its best efforts to arrange for the sale of a minimum of $5,000,000 in units and a maximum of $35,000,000 in units to be sold by the Company and the selling stockholder. Therefore, we may not sell the entire amount of units being offered. All of the proceeds from the sale of the units offered hereby will be deposited into an escrow account at American Stock Transfer & Trust Company, LLC in New York, New York. If the minimum number of shares offered has not been sold within thirty days from the date of this prospectus, all monies will be refunded promptly to the subscribers, without interest and without deduction for commissions or expenses. No units will be issued to the subscribers until such time as the funds are released from the escrow account to the Company or the selling stockholder within the time period described above.

The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse changes in our business and the receipt of customary legal opinions, letters and certificates.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities under the Securities Act of 1933, as amended. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We and the selling stockholder have agreed to pay the placement agent a cash transaction fee of up to 6% of the gross proceeds of this offering and we have agreed to reimburse the placement agent for reasonable expenses that it incurs in connection with the offering, but in no event greater than $50,000, all of which be paid by the Company. We have previously paid a $50,000 non-refundable advisory fee to the placement agent for general advisory services, including advice as to timing, structure and pricing of a proposed offering of securities. This $50,000 advisory fee will be credited toward and deducted from the cash compensation fee otherwise due to the placement agent in connection with this offering.

The estimated offering expenses payable by us, in addition to the placement agent’s cash fee, are approximately $700,000. These amounts include our legal and accounting costs and various other fees associated with registering and listing the securities offered hereby.

The following table shows the per unit and total maximum fees we will pay to the placement agent, assuming a maximum reimbursement of $50,000 and the sale of the minimum number and maximum number of units offered pursuant to this prospectus:

	Minimum	Maximum

Per unit	$	$
Total	$	$

Because the offering may not be fully subscribed, the actual total may be less than the maximum amount set forth above.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 62 of this prospectus.

The transfer agent for the GeoVax common stock to be issued in this offering is American Stock Transfer & Trust Company.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GOVXD.” On May 21, 2010, the last reported sale price for our common stock on the OTC Bulletin Board was $4.10 per share. We do not intend to apply for listing of the warrants on any securities exchange. We have applied to list our common stock on The NYSE Amex under the symbol “GOVX.” We expect the listing to occur concurrently with the closing of the sale of the minimum number of units to be sold hereunder or as soon as practicable thereafter. No assurance can be given that our application will be approved. If the listing is not approved, the offering will not be consummated.

A prospectus in electronic format may be made available on the web site maintained by the placement agent and the placement agent may distribute the prospectus electronically.

We, our executive officers and directors and the selling stockholder have entered into lock-up agreements pursuant to which we and they have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the placement agent, offer, sell or otherwise transfer or dispose of, directly or indirectly, or enter into any swap agreement with respect to, any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, subject to certain exceptions.

If:

•	during the last 17 days of the 180-day lock-up period, we issue an earnings release, or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 10-day lock-up period.

then the 180-day lock-up period will be extended until the expiration of the 18-day period that begins on the date the earnings release is issued, the public announcement of the material news or the material event occurs.

DESCRIPTION OF CAPITAL STOCK AND UNIT WARRANTS

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been previously filed with the SEC and is incorporated herein by reference. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

•	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;

•	our certificate of incorporation, as it may be amended or restated from time to time, and

•	our bylaws, as they may be amended or restated from time to time.

General

Our authorized capital stock currently consists of 50,000,000 shares, which are divided into two classes consisting of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 21, 2010, there were issued and outstanding 15,652,956 shares of common stock, options to purchase 1,035,755 shares of common stock and warrants to purchase 907,595 shares of common stock. No shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are also authorized to issue 10,000,000 shares of preferred stock. Under our certificate of incorporation, the Board of Directors has the power, without further action by the holders of common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The ability of directors, without stockholder approval, to issue additional shares of preferred stock could be used as an anti-takeover measure. Anti-takeover measures may result in you receiving less for your stock than you otherwise might. The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Unit Warrants

In connection with the sale of units by the Company and the sale of units by the selling stockholder in this offering, we will issue with each such unit a five-year callable warrant to purchase up to 0.20 shares of common

stock at an exercise price of $      per share, or 20.0% above the offering price of the units. After the expiration of the exercise period, unit warrant holders will have no further rights to exercise the unit warrants.

The unit warrants may be exercised only for full shares of common stock and may be exercised on a “cashless” basis. If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants may only be exercised on a “cashless” basis. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Unit warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits. In addition, the unit warrants have a “callable feature” whereby, commencing at any time after the date of issuance of the unit warrants, if the average closing bid price of the common stock for 30 consecutive trading days exceeds $     , or 225% of the offering price of the units, then we shall have the right, upon 30 days’ prior written notice, to redeem all of the then- issuable shares of common stock subject to the unit warrant at a price of $0.01 per share of common stock subject to the unit warrant.

Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

•	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;

•	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;

•	the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

•	a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

•	the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

•	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Hildebrand, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains such information regarding issuers that file electronically, such as GeoVax Labs, Inc. The public may inspect our filings over the Internet at the SEC’s home page at www.sec.gov. The public may also read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington,

DC 20549. Information on the operation of the Public Reference Room may be obtained by the public by calling the SEC at 1-800-SEC-0330. Our website address is www.geovax.com. Information contained on our website does not constitute a part of this prospectus.

EXPERTS

The audited consolidated financial statements of GeoVax, Labs, Inc. and subsidiary for the years ended December 31, 2009, 2008 and 2007 and for the period of time considered part of the development stage from January 1, 2006 to December 31, 2009, included in this prospectus, have been audited by Porter Keadle Moore LLP, an independent registered public accounting firm, as set forth in its report appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

The statements of operations, stockholders’ deficiency and cash flows of GeoVax, Inc. (a Georgia corporation in the development stage) for the period from inception (June 27, 2001) to December 31, 2005, included in this prospectus, have been audited by Tripp, Chafin & Company, LLC, an independent registered public accounting firm, as set forth in its report appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. As of the date of this prospectus, attorneys with Womble Carlyle Sandridge & Rice, PLLC beneficially own an aggregate of approximately 33,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the placement agent by Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2009 Audited Financial Statements:
Reports of Independent Registered Public Accounting Firm on Financial Statements	F-2
Consolidated Balance Sheets as of December 31, 2009	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007 and for the Period from Inception (June 27, 2001) to December 31, 2009	F-5
Consolidated Statements of Stockholders’ Equity (Deficiency) for the Period from Inception (June 27, 2001) to December 31, 2009	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007 and for the Period from Inception (June 27, 2001) to December 31, 2009	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule: Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2009, 2008 and 2007	F-19

Interim Financial Statements for the Three Months Ended March 31, 2010:
Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F-20
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009 and for the Period from Inception (June 27, 2001) to March 31, 2010	F-21
Condensed Consolidated Statements of Stockholders’ Equity (Deficiency) for the Period from Inception (June 27, 2001) to March 31, 2010	F-22
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 and for the Period from Inception (June 27, 2001) to March 31, 2010	F-23
Notes to Condensed Consolidated Financial Statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors
GeoVax Labs, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of GeoVax Labs, Inc. and subsidiary (a development stage company) (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, and for the period of time considered part of the development stage from June 27, 2001 to December 31, 2009, except we did not audit the Company’s financial statements for the period from June 27, 2001 to December 31, 2005 which were audited by other auditors. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoVax Labs, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Our audits of the consolidated financial statements and internal controls over financial reporting also included the financial statement schedule of the Company, Schedule II, on page F-18. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), GeoVax Labs, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 22, 2010, expressed an unqualified opinion on the effectiveness of GeoVax Labs, Inc.’s internal control over financial reporting.

/s/  PORTER KEADLE MOORE LLP

Atlanta, Georgia
February 22, 2010, except for the twelfth paragraph
of Note 2, as to which the date is April 27, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

Board of Directors
GeoVax, Inc.
Atlanta, Georgia

We have audited the statements of operations, stockholders’ deficiency and cash flows of GeoVax, Inc. (a Georgia corporation in the development stage) for the period from inception (June 27, 2001) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements of GeoVax, Inc. referred to above present fairly, in all material respects, the results of its operations, changes in stockholders’ deficiency and cash flows for the period from inception (June 27, 2001) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  TRIPP, CHAFIN & COMPANY, LLC

Marietta, Georgia
February 8, 2006, except for the twelfth paragraph
of Note 2, as to which the date is April 27, 2010

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,515,784	$2,191,180
Grant funds receivable	320,321	311,368
Prepaid expenses and other	44,615	299,286

Total current assets	3,880,720	2,801,834
Property and equipment, net of accumulated depreciation and amortization	344,202	138,847
Other assets:
Licenses, net of accumulated amortization of $159,161 and $134,276
at December 31, 2009 and 2008 respectively	89,695	114,580
Deposits and other	980	980

Total other assets	90,675	115,560

Total assets	$4,315,597	$3,056,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$408,344	$176,260
Amounts payable to Emory University (a related party)	163,021	170,162

Total current liabilities	571,365	346,422
Commitments (Note 5)
Stockholders’ equity:
Common stock, $.001 par value, 900,000,000 shares authorized
15,632,564 and 14,948,977 shares outstanding at
December 31, 2009 and 2008, respectively	15,633	14,949
Additional paid-in capital	21,266,447	16,948,466
Deficit accumulated during the development stage	(17,537,848)	(14,253,596)

Total stockholders’ equity	3,744,232	2,709,819

Total liabilities and stockholders’ equity	$4,315,597	$3,056,241

See accompanying reports of independent registered public accounting firms and notes to financial statements.

GEOVAX LABS. INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

				From Inception
	Years Ended December 31,			(June 27, 2001) to
	2009	2008	2007	December 31, 2009

Grant revenue	$3,668,195	$2,910,170	$237,004	$10,226,550
Operating expenses:
Research and development	4,068,682	3,741,489	1,757,125	16,560,345
General and administrative	2,914,845	2,970,068	2,784,182	11,512,970

	6,983,527	6,711,557	4,541,307	28,073,315

Loss from operations	(3,315,332)	(3,801,387)	(4,304,303)	(17,846,765)
Other income (expense):
Interest income	31,080	73,200	62,507	314,586
Interest expense	—	—	—	(5,669)

	31,080	73,200	62,507	308,917

Net loss	$(3,284,252)	$(3,728,187)	$(4,241,796)	$(17,537,848)

Basic and diluted:
Loss per common share	$(0.22)	$(0.25)	$(0.30)	$(1.87)
Weighted average shares	15,191,278	14,802,868	14,282,046	9,385,351

See accompanying reports of independent registered public accounting firms and notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated	Total
				Stock	During the	Stockholders’
	Common Stock		Additional	Subscription	Development	Equity
	Shares	Amount	Paid In Capital	Receivable	Stage	(Deficiency)

Capital contribution at inception (June 27, 2001)	—	$—	$10	$—	$—	$10
Net loss for the year ended December 31, 2001	—	—	—	—	(170,592)	(170,592)

Balance at December 31, 2001	—	—	10	—	(170,592)	(170,582)
Sale of common stock for cash	2,789,954	2,790	(2,320)	—	—	470
Issuance of common stock for technology license	704,534	705	148,151	—	—	148,856
Net loss for the year ended December 31, 2002	—	—	—	—	(618,137)	(618,137)

Balance at December 31, 2002	3,494,488	3,495	145,841	—	(788,729)	(639,393)
Sale of common stock for cash	1,229,278	1,229	2,458,380	—	—	2,459,609
Net loss for the year ended December 31, 2003	—	—	—	—	(947,804)	(947,804)

Balance at December 31, 2003	4,723,766	4,724	2,604,221	—	(1,736,533)	872,412
Sale of common stock for cash and stock subscription receivable	1,482,605	1,483	2,988,436	(2,750,000)		239,919
Cash payments received on stock subscription receivable	—	—	—	750,000	—	750,000
Issuance of common stock for technology license	49,420	49	99,951	—	—	100,000
Net loss for the year ended December 31, 2004	—	—	—	—	(2,351,828)	(2,351,828)

Balance at December 31, 2004	6,255,791	6,256	5,692,608	(2,000,000)	(4,088,361)	(389,497)
Cash payments received on stock subscription receivable	—	—	—	1,500,000	—	1,500,000
Net loss for the year ended December 31, 2005	—	—	—	—	(1,611,086)	(1,611,086)

Balance at December 31, 2005	6,255,791	6,256	5,692,608	(500,000)	(5,699,447)	(500,583)
Cash payments received on stock subscription receivable	—	—	—	500,000	—	500,000
Conversion of preferred stock to common stock	3,550,851	3,551	1,071,565	—	—	1,075,116
Common stock issued in connection with merger	4,359,891	4,360	1,708,489	—	—	1,712,849
Issuance of common stock for cashless warrant exercise	56,825	57	(57)	—	—	—
Net loss for the year ended December 31, 2006	—	—	—	—	(584,166)	(584,166)

Balance at December 31, 2006	14,223,358	14,224	8,472,605	—	(6,283,613)	2,203,216
Sale of common stock for cash	406,729	407	3,162,543	—	—	3,162,950
Issuance of common stock upon stock option exercise	2,471	2	4,998	—	—	5,000
Stock-based compensation expense	—	—	1,518,496	—	—	1,518,496
Net loss for the year ended December 31, 2007	—	—	—	—	(4,241,796)	(4,241,796)

Balance at December 31, 2007	14,632,558	14,633	13,158,642	—	(10,525,409)	2,647,866
Sale of common stock for cash in private placement transactions	176,129	176	1,364,824	—	—	1,365,000
Transactions related to common stock purchase agreement with Fusion Capital	130,290	130	405,961	—	—	406,091
Stock-based compensation:
Stock options	—	—	1,798,169	—	—	1,798,169
Consultant warrants	—	—	146,880	—	—	146,880
Issuance of common stock for consulting services	10,000	10	73,990	—	—	74,000
Net loss for the year ended December 31, 2008	—	—	—	—	(3,728,187)	(3,728,187)

Balance at December 31, 2008	14,948,977	14,949	16,948,466	—	(14,253,596)	2,709,819
Transactions related to common stock purchase agreement with Fusion Capital	216,261	216	1,519,784	—	—	1,520,000
Sale of common stock for cash upon exercise of stock purchase warrant	462,826	463	1,499,537	—	—	1,500,000
Stock-based compensation:
Stock options	—	—	1,221,764	—	—	1,221,764
Consultant warrants	—	—	45,401	—	—	45,401
Issuance of common stock for consulting services	4,500	5	31,495	—	—	31,500
Net loss for the year ended December 31, 2009	—	—	—	—	(3,284,252)	(3,284,252)

Balance at December 31, 2009	15,632,564	$15,633	$21,266,447	$—	$(17,537,848)	$3,744,232

See accompanying reports of independent registered public accounting firms and notes to financial statements.

GEOVAX LABS. INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				From Inception
	Years Ended December 31,			(June 27, 2001) to
	2009	2008	2007	December 31, 2009

Cash flows from operating activities:
Net loss	$(3,284,252)	$(3,728,187)	$(4,241,796)	$(17,537,848)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	89,776	61,014	54,461	336,847
Accretion of preferred stock redemption value	—	—	—	346,673
Stock-based compensation expense	1,298,665	2,019,049	1,518,496	4,836,210
Changes in assets and liabilities
Grant funds receivable	(8,953)	(218,108)	(93,260)	(320,321)
Stock subscriptions receivable	—	—	(897,450)	—
Prepaid expenses and other current assets	254,671	(249,538)	(11,618)	(44,615)
Deposits	—	—	—	(980)
Accounts payable and accrued expenses	224,943	(252,116)	405,424	571,365

Total adjustments	1,859,102	1,360,301	976,053	5,725,179

Net cash used in operating activities	(1,425,150)	(2,367,886)	(3,265,743)	(11,812,669)
Cash flows from investing activities:
Purchase of property and equipment	(270,246)	(99,831)	—	(521,888)

Net cash used in investing activities	(270,246)	(99,831)	—	(521,888)
Cash flows from financing activities:
Net proceeds from sale of common stock	3,020,000	2,668,541	3,167,950	15,121,898
Net proceeds from sale of preferred stock	—	—	—	728,443

Net cash provided by financing activities	3,020,000	2,668,541	3,167,950	15,850,341

Net increase (decrease) in cash and cash equivalents	1,324,604	200,824	(97,793)	3,515,784
Cash and cash equivalents at beginning of period	2,191,180	1,990,356	2,088,149	—

Cash and cash equivalents at end of period	$3,515,784	$2,191,180	$1,990,356	$3,515,784

Supplemental disclosure of cash flow information
Interest paid	$—	$—	$—	$5,669

Supplemental disclosure of non-cash investing and financing activities:

In connection with the Merger discussed in Note 6, all of the outstanding shares of the Company’s mandatory redeemable convertible preferred stock were converted into shares of common stock as of September 28, 2006.

See accompanying reports of independent registered public accounting firms and notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2009, 2008 and 2007 and
Period from Inception (June 27, 2001) to December 31, 2009

1.	Nature of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a biotechnology company focused on developing human vaccines for diseases caused by Human Immunodeficiency Virus (HIV). The Company has exclusively licensed from Emory University (“Emory”) vaccine technology which was developed in collaboration with the National Institutes of Health (“NIH”) and the Centers for Disease Control and Prevention (“CDC”). The Company is incorporated under the laws of the State of Delaware and its principal offices are located in Smyrna, Georgia (metropolitan Atlanta area).

The Company is devoting all of its present efforts to research and development. We have funded our activities to date almost exclusively from equity financings and government grants, and we will continue to require substantial funds to continue these activities. We expect that our existing cash resources, combined with the proceeds from the NIH grant discussed in Note 4 and our anticipated use of the common stock purchase agreement discussed in Note 7, will be sufficient to fund our planned activities at least through 2010. The extent to which we rely on the common stock purchase agreement as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we choose to secure working capital from other sources, if available.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeoVax, Inc. from inception together with those of GeoVax Labs, Inc. from September 28, 2006 (see Note 6). All intercompany transactions have been eliminated in consolidation.

Development-Stage Enterprise

GeoVax is devoting all of its present efforts to research and development and is a development stage enterprise as defined by Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 915, “Development Stage Entities”. All losses accumulated since inception (June 27, 2001) have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and money market accounts. The recorded values approximate fair market values due to the short maturities.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by a high credit quality financial institution. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost. The components of property and equipment as of December 31, 2009 and 2008 are as follows:

	2009	2008

Laboratory equipment	$389,494	$243,663
Leasehold improvements	115,605	—
Other furniture, fixtures & equipment	16,789	7,979

Total property and equipment	521,888	251,642
Accumulated depreciation and amortization	(177,686)	(112,795)

Property and equipment, net	$344,202	$138,847

Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the remaining term of the related lease. Depreciation and amortization expense was $64,891, $36,128, and $29,575 during the years ended December 31, 2009, 2008 and 2007, respectively.

Other Assets

Other assets consist principally of license agreements for the use of technology obtained through the issuance of the Company’s common stock. These license agreements are amortized on a straight line basis over ten years. Amortization expense related to these agreements was $24,886 during each of the years ended December 31, 2009, 2008 and 2007, respectively, and is expected to be $24,886, $24,886, $19,923, $10,000 and $10,000 for each of the next five years, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Accrued Liabilities

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of expenses for which we accrue include fees for professional services and fees owed to contract manufacturers in conjunction with the manufacture of vaccines for our clinical trials. We make these estimates based upon progress of activities related to contractual obligations and information received from vendors.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restatement for Recapitalization and Reverse Stock Split

All share amounts and per share figures in the accompanying consolidated financial statements and the related footnotes have been restated for the 2006 recapitalization discussed in Note 6.

Effective April 27, 2010, the Company enacted a one-for-fifty reverse stock split of its common stock. The accompanying consolidated financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock split.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. All common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled: 1,866,550, 2,296,582; and 1,872,752 shares at December 31, 2009, 2008 and 2007, respectively.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, (“SAB 104”). SAB 104 provides guidance in applying U.S. generally accepted accounting principles to revenue recognition issues, and specifically addresses revenue recognition for upfront, nonrefundable fees received in connection with research collaboration agreements. During 2009, 2008 and 2007, our revenue consisted of grant funding received from the National Institutes of Health (see Note 4). Revenue from this arrangement is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

Research and Development Expense

Research and development expense primarily consists of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) fees paid to third-party service providers to perform, monitor and accumulate data related to the Company’s preclinical studies and clinical trials, (ii) costs related to sponsored research agreements, (iii) the costs to procure and manufacture materials used in clinical trials, (iv) laboratory supplies and facility-related expenses to conduct development, and (v) salaries, benefits, and share-based compensation for personnel. These costs are charged to expense as incurred.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred, and are included in general and administrative expense.

Period to Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair-value as calculated by the Black-Scholes- option-pricing model. The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 7 for additional stock-based compensation information.

Recent Accounting Pronouncements

In June 2009, the FASB issued guidance now codified as ASC Topic 105, “Generally Accepted Accounting Principles”, as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”). ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative GAAP by providing all authoritative literature related to a particular topic in one place (the “Codification”). The Codification became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. The provisions of ASC Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for the Company for the current fiscal reporting period. The adoption of ASC Topic 105 did not have an impact on our results of operations, financial position, or cash flows, but will impact our financial reporting process by eliminating all references to pre-codification standards. All references to accounting literature included in the notes to our financial statements have been changed to reference the appropriate sections of the Codification.

Following ASC Topic 105, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The FASB does not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on changes in the Codification.

In September 2006, the FASB issued guidance now codified under ASC Topic 820, “Fair Value Measurements and Disclosures,” which provides enhanced guidance for using fair value to measure assets and liabilities, provides a common definition of fair value, and establishes a framework to make the measurement of fair value under GAAP more consistent and comparable. The pronouncement also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. In February 2008, the FASB released additional guidance also now codified under ASC Topic 820, which delayed the January 1, 2008 effective date for application of certain guidance related to non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until January 1, 2009. The implementation of this pronouncement did not have a material effect on our results of operations, financial position, or cash flows.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In March 2008, the FASB issued guidance now codified under ASC Topic 815, “Derivatives and Hedging”, which amends and expands the disclosure requirements previously required for derivative instruments and hedging activities. We adopted this pronouncement effective January 1, 2009 and it did not have a material effect on our results of operations, financial position, or cash flows.

In April 2008, the FASB issued guidance now codified under ASC Topic 350, “Intangibles — Goodwill and Other,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. We adopted the provisions of this pronouncement effective January 1, 2009, and it did not have a material effect on our results of operations, financial position, or cash flows.

In June 2008, the FASB issued guidance now codified under ASC Topic 260, “Earnings Per Share.” This pronouncement addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore, need to be included in the earnings allocation in calculating earnings per share under the two-class method of computing earnings per share. This pronouncement requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. We adopted this pronouncement effective January 1, 2009 and it did not have a material effect on our results of operations, financial position, or cash flows.

In April 2009, the FASB issued guidance now codified under ASC Topic 825, “Financial Instruments,” which amends previous Topic 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. We adopted this pronouncement effective April 1, 2009 and it did not have a material effect on our results of operations, financial position, or cash flows.

In May 2009, the FASB issued guidance now codified under ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted this pronouncement effective June 30, 2009 and it did not have a material effect on our results of operations, financial position, or cash flows. We have performed an evaluation of subsequent events through February 22, 2010 , which is the date these financial statements were issued.

We do not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.	License Agreements

Emory License — During 2002, we entered into a license agreement with Emory University (the “Emory License”), a related party, for technology required in conjunction with certain products under development by us in exchange for 704,534 shares of our common stock valued at $148,856. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on our sales or on payments to us by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the agreement. The Emory License expires on the date of the latest expiration date of the underlying patents.

MFD License — During 2004, we entered into a license agreement with MFD, Inc. in exchange for 49,420 shares of our common stock valued at $100,000. Pursuant to this agreement, we obtained a fully paid, worldwide, irrevocable exclusive license to certain patents covering technology that may be employed by our products.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	NIH Grant

In September 2007, the National Institutes of Health (NIH) awarded us an Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant to support our HIV/AIDS vaccine program. The project period for the grant, which is renewable annually, covers a five-year period which commenced October 2007, with an expected annual award of generally between $3 and $4 million per year (approximately $18.3 million in the aggregate). The most recent award is for the period September 1, 2009 through August 31, 2010 in the amount of $4.7 million. We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production. We record revenue associated with the grant as the related costs and expenses are incurred and such revenue is reported as a separate line item in our statements of operations. During 2009, 2008 and 2007, we recorded $3,668,195, $2,910,170 and $237,004, respectively, of revenue associated with the grant.

5.	Commitments

Lease Agreements

In September 2009, we executed a lease agreement, effective November 1, 2009, for approximately 8400 square feet of office and laboratory space located in Smyrna, Georgia (metropolitan Atlanta). Future minimum lease payments pursuant to the 62 month lease total $114,570 in 2010, $118,010 in 2011, $121,560 in 2012, $125,180 in 2013 and $128,920 in 2014.

Other Commitments

In the normal course of business, we may enter into various firm purchase commitments related to production and testing of our vaccine material, and other research-related activities. As of December 31, 2009, there were less than $10,000 of unrecorded outstanding purchase commitments to our vendors and subcontractors, which will be due in less than one year.

6.	2006 Merger and Recapitalization

The Company was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”). Dauphin was unsuccessful and its operations were terminated in December 2003. In September 2006, Dauphin completed a merger (the “Merger”) with GeoVax, Inc. which was incorporated under the laws of Georgia in June 2001. As a result of the Merger, the shareholders of GeoVax, Inc. exchanged their shares of common stock for Dauphin common stock and GeoVax, Inc. became a wholly-owned subsidiary of Dauphin. Dauphin then changed its name to GeoVax Labs, Inc. and replaced its officers and directors with those of GeoVax, Inc. Subsequent to the Merger, the Company has not conducted any business other than GeoVax, Inc.’s business of developing human vaccines. The Merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles. Under this method of accounting, Dauphin was treated as the acquired company and, accordingly, all financial information prior to the date of Merger presented in the accompanying consolidated financial statements, or in the notes herein, as well as any references to prior operations, are those of GeoVax, Inc. In June 2008, the Company was reincorporated under the laws of the State of Delaware.

7.	Stockholders’ Equity

Common Stock Transactions

During April and May 2008, we sold an aggregate of 176,129 shares of our common stock to 16 individual accredited investors for an aggregate purchase price of $1,365,000. We also issued to the investors warrants to purchase an aggregate of 282,097 shares of common stock at a price of $16.50 per share, 165,161 of which expire in May 2013, with the remainder expiring in April/May 2012.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2009, we issued 462,826 shares of our common stock for an aggregate purchase price of $1,500,000 upon the exercise of a previously issued stock purchase warrant.

We may, from time to time, issue shares of our common stock to consultants or others in exchange for services. During 2009 and 2008 we issued 4,500 and 10,000 shares, respectively, for consulting services; and we recorded general and administrative expense of $31,500 and $74,000 during each respective period related to these issuances.

Common Stock Purchase Agreement

In May 2008, we signed a common stock purchase agreement (the “Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”). The Purchase Agreement allows us to require Fusion Capital to purchase up to $10 million of our common stock in amounts ranging from $80,000 to $1.0 million per purchase transaction, depending on certain conditions, from time to time over a 25-month period beginning July 1, 2008, the date on which the SEC declared effective the registration statement related to the transaction.

The purchase price of the shares relating to the Purchase Agreement is based on the prevailing market prices of our shares at the times of the sales without any fixed discount, and we control the timing and amounts of any sales of shares to Fusion Capital. Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any business day that the purchase price of our common stock is below $2.50 per share. As primary consideration for entering into the Purchase Agreement, and upon the execution of the Purchase Agreement we issued to Fusion Capital 49,610 shares of our common stock as a commitment fee, and we agreed to issue to Fusion Capital up to an additional 49,610 commitment fee shares, on a pro rata basis, as we receive the $10 million of future funding. The Purchase Agreement may be terminated by us at any time at our discretion without any additional cost to us. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the agreement.

During 2008 we sold 74,199 shares to Fusion under the terms of the Purchase Agreement for an aggregate purchase price of $500,000, and issued 2,481 shares to Fusion pursuant to our deferred commitment fee arrangement. During 2009, we sold 208,720 shares to Fusion for an aggregate purchase price of $1,520,000, and issued 7,541 shares pursuant to our deferred commitment fee arrangement.

Stock Options

In 2006 we adopted the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “Stock Option Plan”) for the granting of qualified incentive stock options (“ISO’s”), nonqualified stock options, restricted stock awards or restricted stock bonuses to employees, officers, directors, consultants and advisors of the Company. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options granted under the Stock Option Plan have a maximum ten-year term and generally vest over three years. The Company has reserved 1,020,000 shares of its common stock for issuance under the Stock Option Plan.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of activity under the Stock Option Plan as of December 31, 2009, and changes during the year then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Shares	Price	Term (yrs)	Value

Outstanding at January 1, 2009	938,955	$6.24
Granted	68,500	7.00
Exercised	—	—
Forfeited or expired	(48,500)	14.72

Outstanding at December 31, 2009	958,955	$5.87	5.5	$4,292,646

Exercisable at December 31, 2009	788,188	$5.57	4.8	$3,984,013

Additional information concerning our stock options for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Weighted average fair value of options granted during the period	$6.15	$5.93	$14.84
Intrinsic value of options exercised during the period	—	—	22,181
Total fair value of options vested during the period	1,143,326	1,074,454	1,156,020

We use a Black-Scholes model for determining the grant date fair value of our stock option grants. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted. The significant assumptions we used in our fair value calculations were as follows:

	2009	2008	2007

Weighted average risk-free interest rates	2.8%	2.9%	4.5%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life of option	7 yrs	7 yrs	6.8 yrs
Expected volatility	112.3%	100.5%	135%

Stock-based compensation expense related to the Stock Option Plan was $1,221,764, $1,798,169 and $1,296,196 during the years ended December 31, 2009, 2008 and 2007, respectively. The 2008 and 2007 expense includes $425,725 and $242,113, respectively, associated with extensions of previously issued stock option grants (accounted for as reissuances) which were due to expire in 2007 to 2011. Stock option expense is allocated to research and development expense or to general and administrative expense based on the related employee classifications and corresponds to the allocation of employee salaries. For the three years ended December 31, 2009, stock option expense was allocated as follows:

	2009	2008	2007

General and administrative expense	$917,110	$1,304,128	$1,012,083
Research and development expense	304,654	494,041	284,113

Total stock option expense	$1,221,764	$1,798,169	$1,296,196

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009, there was $943,295 of unrecognized compensation expense related to stock-based compensation arrangements. The unrecognized compensation expense is expected to be recognized over a weighted average remaining period of 2.2 years.

Compensatory Warrants

We may, from time to time, issue stock purchase warrants to consultants or others in exchange for services. A summary of our compensatory warrant activity as of December 31, 2009, and changes during the year then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Shares	Price	Term (yrs)	Value

Outstanding at January 1, 2008	54,000	$16.50
Granted	59,400	7.00
Exercised	—	—
Forfeited or expired	(54,000)	16.50

Outstanding at December 31, 2009	59,400	$7.00	2.7	$118,800

Exercisable at December 31, 2009	55,350	$7.00	2.7	$110,700

Additional information concerning our compensatory warrants for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year Ended December 31,
	2009	2008	2007

Weighted average fair value of warrants granted during the period	$4.75	$2.72	$12.35
Intrinsic value of warrants exercised during the period	—	—	—
Total fair value of warrants vested during the period	6,413	146,880	266,760

We use a Black-Scholes model for determining the grant date fair value of our compensatory warrants. The significant assumptions we used in our fair value calculations were as follows:

	2009	2008	2007

Weighted average risk-free interest rates	1.54%	2.01%	4.6%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life of warrant	3 yrs	2.5 yrs	3 yrs
Expected volatility	112.1%	99.0%	113.6%

Expense associated with compensatory warrants was $45,401, $146,880 and $222,300 during the years ended December 31, 2009, 2008 and 2007, respectively. All such expense was allocated to general and administrative expense. As of December 31, 2009, there was $121,058 of unrecognized compensation expense related to compensatory warrant arrangements. The unrecognized compensation expense is expected to be recognized over a weighted average remaining period of 1 year.

Investment Warrants

In addition to outstanding stock options and compensatory warrants, as of December 31, 2009 we have a total of 848,195 outstanding stock purchase warrants issued to investors in connection with previous financing

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transactions. These warrants have a weighted-average exercise price of $16.50 per share and a weighted-average remaining contractual life of 2.6 years.

8.	Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third party service provider; and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula. During the years ended December 31, 2009, 2008 and 2007 our contributions to the 401k Plan were $25,057, $11,691 and $6,535, respectively.

9.	Income Taxes

At December 31, 2009, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $72.2 million, available to offset against future taxable income which expires in varying amounts in 2010 through 2029. Additionally, we have approximately $522,000 in research and development (“R&D”) tax credits that expire in 2022 through 2028 unless utilized earlier. No income taxes have been paid to date.

As a result of the Merger discussed in Note 6, our NOL carryforward increased substantially due to the addition of approximately $59.7 million of historical NOL carryforwards for Dauphin Technology, Inc. However, Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities included the following at December 31, 2009 and 2008:

	2009	2008

Deferred tax assets:
Net operating loss carryforward	$25,035,390	$24,217,858
Research and development tax credit carryforward	522,322	354,581
Stock-based compensation expense	1,569,212	1,127,665
Other	32,300	—

Total deferred tax assets	27,159,224	25,700,104
Deferred tax liabilities
Depreciation	(31,091)	(25,222)

Total deferred tax liabilities	(31,091)	(25,222)

Net deferred tax assets	27,128,132	25,674,882
Valuation allowance	(27,128,132)	(25,674,882)

	$—	$—

We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense is as follows:

	2009	2008	2007

U.S. federal statutory rate applied to pretax loss	$(1,116,646)	$(1,267,584)	$(1,442,211)
Permanent differences	3,223	3,054	4,719
Research and development credits	—	167,741	100,296
Change in valuation allowance (excluding impact of the Merger discussed in Note 6)	1,113,423	1,096,789	1,337,196

Reported income tax expense	$—	$—	$—

10.	Related Party Transactions

We are obligated to reimburse Emory University (a significant stockholder of the Company) for certain prior and ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License (see Note 3). The expense associated with these ongoing patent cost reimbursements to Emory amounted to $85,673, $102,141 and $243,653 for the years ended December 31, 2009, 2008 and 2007, respectively.

In June 2008, we entered into two subcontracts with Emory for the purpose of conducting research and development activities associated with our grant from the NIH (see Note 4). During 2009 and 2008, we recorded $816,651 and $723,887, respectively, of expense associated with these subcontracts. All amounts paid to Emory under these subcontracts are reimbursable to us pursuant to the NIH grant.

Through November 2009, we leased office and laboratory space on a month-to-month basis from Emtech Biotechnology Development, Inc., a related party associated with Emory. Rent expense associated with this lease totaled $43,112, $47,041 and $36,588 for the years ended December 31, 2009, 2008 and 2007, respectively.

In March 2008, we entered into a consulting agreement with Donald Hildebrand, the Chairman of our Board of Directors and our former President & Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company. The term of the consulting agreement began on April 1, 2008 and originally was to end on December 31, 2009; in December 2009 the consulting agreement was extended for an additional year. During 2009 and 2008, we recorded $57,600 and $64,000, respectively, of expense associated with the consulting agreement.

11.	Selected Quarterly Financial Data (unaudited)

A summary of selected quarterly financial data for 2009 and 2008 is as follows:

	2009 Quarter Ended
	March 31	June 30	September 30	December 31

Revenue from grants	$710,155	$752,800	$1,808,551	$396,689
Net loss	(861,509)	(1,348,653)	(230,815)	(843,275)
Net loss per share	(0.06)	(0.09)	(0.02)	(0.05)

	2008 Quarter Ended
	March 31	June 30	September 30	December 31

Revenue from grants	$599,991	$376,078	$1,322,502	$611,599
Net loss	(682,510)	(1,284,352)	(722,108)	(1,039,217)
Net loss per share	(0.05)	(0.09)	(0.05)	(0.07)

GEOVAX LABS, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2009, 2008 and 2007

		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End
Description	of Period	Expenses	Accounts	Deductions	of Period

Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:
Allowance for Deferred Tax Assets
Year ended December 31, 2009	$25,674,882	$1,453,250	$—	$—	$27,128,132
Year ended December 31, 2008	$24,436,911	$1,237,971	$—	$—	$25,674,882
Year ended December 31, 2007	$22,792,303	$1,644,608	$—	$—	$24,436,911

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,603,108	$3,515,784
Grant funds receivable	420,889	320,321
Prepaid expenses and other	29,118	44,615

Total current assets	3,053,115	3,880,720
Property and equipment, net of accumulated depreciation and amortization of $207,214 and $177,686 at March 31, 2010 and December 31, 2009, respectively	314,674	344,202
Other assets:
Licenses, net of accumulated amortization of $165,382 and $159,161 at March 31, 2010 and December 31, 2009, respectively	83,474	89,695
Deferred offering costs	371,898	—
Deposits	11,989	980

Total other assets	467,361	90,675

Total assets	$3,835,150	$4,315,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$361,389	$408,344
Amounts payable to Emory University (a related party)	111,706	163,021

Total current liabilities	473,095	571,365
Commitments
Stockholders’ equity:
Common stock, $.001 par value, 18,000,000 shares authorized;
15,652,814 and 15,632,564 shares outstanding at
March 31, 2010 and December 31, 2009, respectively	15,653	15,633
Additional paid-in capital	21,575,039	21,266,447
Deficit accumulated during the development stage	(18,228,637)	(17,537,848)

Total stockholders’ equity	3,362,055	3,744,232

Total liabilities and stockholders’ equity	$3,835,150	$4,315,597

See accompanying notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			From Inception
	Three Months Ended		(June 27, 2001) to
	March 31,		March 31,
	2010	2009	2010

Grant revenue	$1,338,560	$710,155	$11,565,110
Operating expenses:
Research and development	1,369,185	857,236	17,929,530
General and administrative	668,821	723,815	12,181,791

Total operating expenses	2,038,006	1,581,051	30,111,321

Loss from operations	(699,446)	(870,896)	(18,546,211)
Other income (expense):
Interest income	8,657	9,387	323,243
Interest expense	—	—	(5,669)

Total other income (expense)	8,657	9,387	317,574

Net loss	$(690,789)	$(861,509)	$(18,228,637)

Basic and diluted:
Loss per common share	$(0.04)	$(0.06)	$(1.90)

Weighted average shares outstanding	15,641,981	14,977,501	9,582,928

See accompanying notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated	Total
				Stock	During the	Stockholders’
	Common Stock		Additional	Subscription	Development	Equity
	Shares	Amount	Paid In Capital	Receivable	Stage	(Deficiency)

Capital contribution at inception (June 27, 2001)	—	$—	$10	$—	$—	$10
Net loss for the year ended December 31, 2001	—	—	—	—	(170,592)	(170,592)

Balance at December 31, 2001	—	—	10	—	(170,592)	(170,582)
Sale of common stock for cash	2,789,954	2,790	(2,320)	—	—	470
Issuance of common stock for technology license	704,534	705	148,151	—	—	148,856
Net loss for the year ended December 31, 2002	—	—	—	—	(618,137)	(618,137)

Balance at December 31, 2002	3,494,488	3,495	145,841	—	(788,729)	(639,393)
Sale of common stock for cash	1,229,278	1,229	2,458,380	—	—	2,459,609
Net loss for the year ended December 31, 2003	—	—	—	—	(947,804)	(947,804)

Balance at December 31, 2003	4,723,766	4,724	2,604,221	—	(1,736,533)	872,412
Sale of common stock for cash and stock subscription receivable	1,482,605	1,483	2,988,436	(2,750,000)	—	239,919
Cash payments received on stock subscription receivable	—	—	—	750,000	—	750,000
Issuance of common stock for technology license	49,420	49	99,951	—	—	100,000
Net loss for the year ended December 31, 2004	—	—	—	—	(2,351,828)	(2,351,828)

Balance at December 31, 2004	6,255,791	6,256	5,692,608	(2,000,000)	(4,088,361)	(389,497)
Cash payments received on stock subscription receivable	—	—	—	1,500,000		1,500,000
Net loss for the year ended December 31, 2005	—	—	—	—	(1,611,086)	(1,611,086)

Balance at December 31, 2005	6,255,791	6,256	5,692,608	(500,000)	(5,699,447)	(500,583)
Cash payments received on stock subscription receivable	—	—	—	500,000	—	500,000
Conversion of preferred stock to common stock	3,550,851	3,551	1,071,565	—	—	1,075,116
Common stock issued in connection with merger	4,359,891	4,360	1,708,489	—	—	1,712,849
Issuance of common stock for cashless warrant exercise	56,825	57	(57)	—	—	—
Net loss for the year ended December 31, 2006	—	—	—	—	(584,166)	(584,166)

Balance at December 31, 2006	14,223,358	14,224	8,472,605	—	(6,283,613)	2,203,216
Sale of common stock for cash	406,729	407	3,162,543	—	—	3,162,950
Issuance of common stock upon stock option exercise	2,471	2	4,998	—	—	5,000
Stock-based compensation expense	—	—	1,518,496	—	—	1,518,496
Net loss for the year ended December 31, 2007	—	—	—	—	(4,241,796)	(4,241,796)

Balance at December 31, 2007	14,632,558	$14,633	$13,158,642	$—	$(10,525,409)	$2,647,866
Sale of common stock for cash in private placement transactions	176,129	176	1,364,824	—	—	1,365,000
Transactions related to common stock purchase agreement with Fusion Capital	130,290	130	405,961	—	—	406,091
Stock-based compensation:
Stock options	—	—	1,798,169	—	—	1,798,169
Consultant warrants	—	—	146,880	—	—	146,880
Issuance of common stock for consulting services	10,000	10	73,990	—	—	74,000
Net loss for the year ended December 31, 2008	—	—	—	—	(3,728,187)	(3,728,187)

Balance at December 31, 2008	14,948,977	14,949	16,948,466	—	(14,253,596)	2,709,819
Transactions related to common stock purchase agreement with Fusion Capital	216,261	216	1,519,784	—	—	1,520,000
Sale of common stock for cash upon exercise of stock purchase warrant	462,826	463	1,499,537	—	—	1,500,000
Stock-based compensation:
Stock options	—	—	1,221,764	—	—	1,221,764
Consultant warrants	—	—	45,401	—	—	45,401
Issuance of common stock for consulting services	4,500	5	31,495	—	—	31,500
Net loss for the year ended December 31, 2009	—	—	—	—	(3,284,252)	(3,284,252)

Balance at December 31, 2009	15,632,564	15,633	21,266,447	—	(17,537,848)	3,744,232
Issuance of common stock in lieu of cash payment (unaudited)	12,000	12	89,988	—	—	90,000
Stock-based compensation (unaudited):
Stock options	—	—	141,845	—	—	141,845
Consultant warrants	—	—	30,267	—	—	30,267
Issuance of common stock for consulting services	8,250	8	46,492	—	—	46,500
Net loss for the three months ended March 31, 2010 (unaudited)	—	—	—	—	(690,789)	(690,789)

Balance at March 31, 2010 (unaudited)	15,652,814	$15,653	$21,575,039	$—	$(18,228,637)	$3,362,055

See accompanying notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		From Inception
	March 31,		(June 27, 2001) to
	2010	2009	March 31, 2010

Cash flows from operating activities:
Net loss	$(690,789)	$(861,509)	$(18,228,637)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	35,749	17,250	372,596
Accretion of preferred stock redemption value	—	—	346,673
Stock-based compensation expense	218,612	388,820	5,054,822
Changes in assets and liabilities:
Grant funds receivable	(100,568)	26,256	(420,889)
Prepaid expenses and other current assets	15,497	25,603	(29,118)
Deposits and other assets	(382,907)	(2,500)	(383,887)
Accounts payable and accrued expenses	(8,270)	(54,129)	563,095

Total adjustments	(221,887)	401,300	5,503,292

Net cash used in operating activities	(912,676)	(460,209)	(12,725,345)
Cash flows from investing activities:
Purchase of property and equipment	—	—	(521,888)

Net cash used in investing activities	—	—	(521,888)
Cash flows from financing activities:
Net proceeds from sale of common stock	—	240,000	15,121,898
Net proceeds from sale of preferred stock	—	—	728,443

Net cash provided by financing activities	—	240,000	15,850,341
Net increase (decrease) in cash and cash equivalents	(912,676)	(220,209)	2,603,108
Cash and cash equivalents at beginning of period	3,515,784	2,191,180	—

Cash and cash equivalents at end of period	$2,603,108	$1,970,971	$2,603,108

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$5,669

See accompanying notes to financial statements.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010
(unaudited)

1.	Description of Company and Basis of Presentation

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a biotechnology company focused on developing human vaccines for diseases caused by Human Immunodeficiency Virus (“HIV”). The Company has exclusively licensed from Emory University (“Emory”) vaccine technology which was developed in collaboration with the National Institutes of Health (“NIH”) and the Centers for Disease Control and Prevention (“CDC”). The Company is incorporated under the laws of the State of Delaware and its principal offices are located in Smyrna, Georgia (metropolitan Atlanta area).

GeoVax is devoting all of its present efforts to research and development and is a development stage enterprise as defined by Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 915, “Development Stage Entities”. The accompanying financial statements at March 31, 2010 and for the three month periods ended March 31, 2010 and 2009 are unaudited, but include all adjustments, consisting of normal recurring entries, which we believe to be necessary for a fair presentation of the dates and periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

The Company disclosed in Note 2 to its financial statements included in the Form 10-K for the year ended December 31, 2009 those accounting policies that it considers significant in determining its results of operations and financial position. There have been no material changes to, or in the application of, the accounting policies previously identified and described in the Form 10-K.

As described in Note 9, effective April 27, 2010, the Company enacted a one-for-fifty reverse stock split of its common stock. The accompanying financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock split.

2.	New Accounting Standards

There have been no recent accounting pronouncements or changes in accounting pronouncements during the three months ended March 31, 2010, as compared to the recent accounting pronouncements described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that are expected to have a material impact on the Company’s financial statements.

3.	Basic and Diluted Loss Per Common Share

Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares primarily consist of employee stock options and warrants issued to investors. Common share equivalents which potentially could dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, as the effect would be anti-dilutive, totaled approximately 1.9 million and 2.3 million shares at March 31, 2010 and 2009, respectively.

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Commitments

Lease Agreement

We lease approximately 8400 square feet of office and laboratory space located in Smyrna, Georgia (metropolitan Atlanta). Future minimum lease payments pursuant to the lease total $86,070 for the remainder of 2010, $118,010 in 2011, $121,560 in 2012, $125,180 in 2013 and $128,920 in 2014.

Other Commitments

In the normal course of business, we may enter into various firm purchase commitments related to production and testing of our vaccine material, and other research-related activities. As of March 31, 2010, we had approximately $830,000 of unrecorded outstanding purchase commitments to our vendors and subcontractors, all of which will be due in less than one year.

5.	Stockholders’ Equity

Common Stock Transactions

In February 2010, we issued 12,000 shares of our common stock in settlement of an obligation accrued at December 31, 2009 in the amount of $90,000.

We may, from time to time, issue shares of our common stock to consultants or others in exchange for services. During March 2010 we issued an aggregate of 8,250 shares for consulting services and we recorded general and administrative expense of $46,500 related to the issuances.

Stock Options

In 2006 we adopted the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) for the granting of qualified incentive stock options (“ISO’s”), nonqualified stock options, restricted stock awards or restricted stock bonuses to employees, officers, directors, consultants and advisors of the Company. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options granted under the 2006 Plan have a maximum ten-year term and generally vest over four years. The Company has reserved 1,040,000 shares of its common stock for issuance under the 2006 Plan.

The following table summarizes stock option activity for the three months ended March 31, 2010:

		Weighted Average
	Number of Shares	Exercise Price

Outstanding at December 31, 2009	958,955	$5.87
Granted	76,800	5.94
Exercised	—	—
Forfeited or Expired	—	—

Outstanding at March 31, 2010	1,035,755	$5.87
Exercisable at March 31, 2010	788,855	$5.59

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-based compensation expense related to the 2006 Plan was $141,845 and $388,820 for the three month periods ended March 31, 2010 and 2009, respectively. The table below shows the allocation of stock-based compensation expense related to our stock option plan between general and administrative expense and research and development expense. As of March 31, 2010 there was $1,199,131 of unrecognized compensation expense related to stock-based compensation arrangements subject to the 2006 Plan, which is expected to be recognized over a weighted average period of 2.2 years.

	Three Months Ended March 31,
Expense Allocated to:	2010	2009

General and Administrative Expense	$90,399	$303,381
Research and Development Expense	51,446	85,439

Total Stock-Based Compensation Expense Related to 2006 Plan	$141,845	$388,820

Compensatory Warrants

We may, from time to time, issue stock purchase warrants to consultants or other service providers in exchange for services. As of March 31, 2010, there were a total of 59,400 shares of our common stock covered by outstanding stock warrants all of which are currently exercisable at a weighted average exercise price of $7.00 per share and a weighted average remaining contractual life of 2.4 years.. We recorded general and administrative expense of $30,267 and $-0- for the three month periods ended March 31, 2010 and 2009, respectively, related to the issuance of stock purchase warrants in exchange for services. As of March 31, 2010, there was $90,790 of unrecognized compensation expense related to compensatory warrant arrangements, which is expected to be recognized over a weighted average period of 0.8 years.

Investment Warrants

In addition to outstanding stock options and compensatory warrants, as of March 31, 2010 we had stock purchase warrants covering a total of 848,195 shares of our common stock which were issued to investors in previous transactions. Such warrants have a weighted-average exercise price of $16.50 per share and a weighted-average remaining contractual life of 2.3 years.

6.	Income Taxes

Because of our historically significant net operating losses, we have not paid income taxes since inception. We maintain deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets are comprised primarily of net operating loss carryforwards and also include amounts relating to nonqualified stock options and research and development credits. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of our future profitability and our ability to utilize the deferred tax assets. Utilization of operating losses and credits may be subject to substantial annual limitations due to ownership change provisions of Section 382 of the Internal Revenue Code. The annual limitation may result in the expiration of net operating losses and credits before utilization.

7.	NIH Grant Funding

In September 2007, the National Institutes of Health (NIH) awarded us an Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant to support our HIV/AIDS vaccine program. The project period for the grant, which is renewable annually, covers a five year period which commenced October 2007, with an expected annual award of generally between $3 and $4 million per year (approximately $18.3 million in the aggregate). The most

GEOVAX LABS, INC.
(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recent award is for the period September 1, 2009 through August 31, 2010 in the amount of $4.7 million. We are utilizing this funding to further our HIV/AIDS vaccine development, optimization and production. We record revenue associated with the grant as the related costs and expenses are incurred and such revenue is reported as a separate line item in our statements of operations. During the three month period ended March 31, 2010, we recorded $1,338,560 of revenue associated with the grant.

8.	Related Party Transactions

We are obligated to reimburse Emory University (a significant stockholder of the Company) for certain prior and ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to our technology license agreement from Emory. The expense associated with these ongoing patent cost reimbursements to Emory amounted to $21,333 during the three month period ending March 31, 2010.

We have entered into two research agreements with Emory for the purpose of conducting research and development activities associated with our IPCAVD grant from the NIH (see Note 7). During the three month period ending March 31, 2010, we recorded $284,131 of expense associated with these contracts. All amounts paid to Emory under these agreements are reimbursable to us pursuant to the NIH grant.

In March 2008, we entered into a consulting agreement with Donald Hildebrand, the Chairman of our Board of Directors and our former President and Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company. The term of the consulting agreement began on April 1, 2008 and will end on December 31, 2010. During the three month period ended March 31, 2010 we recorded $14,400 of expense associated with the consulting agreement.

9.	Subsequent Events

Reverse Stock Split

The accompanying financial statements reflect a one-for-fifty reverse split of the Company’s common stock approved by the board of directors and stockholders of the Company and made effective by an amendment to the Company’s certificate of incorporation on April 27, 2010. All share and per share information herein that relates to the Company’s common stock has been retroactively restated to reflect the reverse stock split.

Increase in Authorized Capital

On April 13, 2010, the stockholders of the Company approved an increase to the Company’s authorized shares of common stock, from 18,000,000 to 40,000,000, made effective by filing an amendment to the Company’s certificate of incorporation on April 13, 2010.

GEOVAX LABS, INC.

          Minimum $5,000,000 (      Units)

          Maximum $35,000,000 (      Units)

$      Per Unit

PROSPECTUS

Global Hunter Securities LLC

The date of this Prospectus is          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement. Unless otherwise indicated below, all of these expenses will be borne by us.

SEC Registration Fee	$2,852
FINRA Filing Fee	$4,500
Legal Fees and Expenses	$550,000	*
Accounting Fees and Expenses	$15,000	*
Printing Fees and Expenses	$100,000	*
Transfer Agent, Custodian, and Escrow Agent Fees	$25,000	*
Miscellaneous	$2,648	*

TOTAL	$700,000	*

*	Estimated

14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Hildebrand, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

15.  Recent Sales of Unregistered Securities.

GeoVax Labs, Inc., an Illinois corporation

In November and December 2007, we issued an aggregate of 337,155 shares of our common stock and warrants to purchase an aggregate of 534,669 shares of our common stock at $16.50 per share to 29 individual accredited investors for an aggregate purchase price of $2,612,950.

In December 2007, we also issued 38,710 shares of our common stock and warrants to purchase an aggregate of 31,429 shares of our common stock at $16.50 per share to an institutional investor for an aggregate purchase price of $300,000.

In January and March 2008, we issued an aggregate of 6,000 shares of our common stock and a warrant to purchase 54,000 shares of our common stock at $16.50 per share to Equinox One Consulting, LLC (“Equinox One”) for public and financial relations services to be rendered to us during 2008. The warrant vested in installments with 21,600 shares vested upon issuance and 10,800 shares vesting on each of June 30, September 30, and December 31, 2008.

During April and May 2008, we sold to fifteen individual accredited investors 176,129 shares of our common stock and warrants to purchase an aggregate of 282,097 shares of common stock at an exercise price of $16.50 per share for an aggregate purchase price of $1,365,000.

In May 2008, we entered into the Purchase Agreement (the “Purchase Agreement”) with Fusion Capital, an institutional investor, as disclosed in our Form 8-K filed May 12, 2008, and we issued to Fusion Capital 49,610 shares of our common stock as a commitment fee. This completed the private placement, pursuant to which we may sell shares to Fusion Capital, as described in that Form 8-K and the related Form S-1 (Reg. No. 333-151491). The Form S-1 registered the sale by Fusion Capital, in an indirect primary offering, of the shares acquired under the Purchase Agreement. We disclose information regarding the number of shares sold in a given period in the notes to our financial statements. We had previously issued 4,000 shares to Fusion Capital as an expense reimbursement upon execution of the related term sheet. See “The Fusion Transaction.”

No underwriters or placement agents were used in the above transactions. We relied upon the exemptions from registration contained in Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder as to all of the transactions, as the investors were either deemed to be sophisticated with respect to the investment in the securities due to their financial condition and/or involvement in our business or were accredited investors. Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

GeoVax Labs, Inc., a Delaware corporation

On June 18, 2008, GeoVax Labs, Inc., a Delaware corporation, issued approximately 14,868,297 shares of its common stock to former holders of common stock of GeoVax Labs, Inc., an Illinois corporation on a one-for-1 basis. Outstanding options and warrants to acquire approximately 2,200,182 shares of common stock of the Illinois corporation were converted into the right to acquire shares of the Delaware corporation on a one-for-1 basis.

The Delaware corporation relied upon SEC Rule 145(a)(2). The transaction was a statutory merger in which the securities of the Illinois corporation were exchanged for the securities of the Delaware corporation and the transaction’s sole purpose was to change the issuer’s domicile from Illinois to Delaware.

On July 1, 2008, we issued 2,000 shares of our common stock to Equinox One for services rendered pursuant to a consulting agreement with the Company.

For the quarter ended September 30, 2008, we sold an aggregate of 32,463 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $240,000. We also issued to Fusion Capital an additional 1,191 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

On October 13, 2008, we issued 2,000 shares of our common stock to Equinox One for services rendered pursuant to a consulting agreement with the Company.

For the quarter ended December 31, 2008, we sold an aggregate of 41,736 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $260,000. We also issued to Fusion Capital an additional 1,290 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

For the quarter ended March 31, 2009, we sold an aggregate of 48,009 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $240,000. We also issued to Fusion Capital an additional 1,191 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

For the quarter ended June 30, 2009, we sold an aggregate of 74,692 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $590,000. We also issued to Fusion Capital an additional 2,927 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

On September 4, 2009, we issued 2,250 shares of our common stock to Equinox One pursuant to a consulting agreement with the Company.

For the quarter ended September 30, 2009, we sold an aggregate of 27,837 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $210,000. We also issued to Fusion Capital an additional 1,042 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

For the quarter ended December 31, 2009, we sold an aggregate of 58,182 shares of our common stock to Fusion Capital pursuant to the Purchase Agreement for an aggregate purchase price of $480,000. We also issued to Fusion Capital an additional 2,381 shares of our common stock as a partial settlement of the commitment fee for entering into the Purchase Agreement.

On each of December 1, 2009 and March 1, 2010, we issued 2,250 shares of our common stock to Equinox One Consulting, LLC for services rendered pursuant to a consulting agreement with the Company.

For all of the aforementioned transactions with Fusion Capital and Equinox One, respectively, we relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The shares were only offered to a single accredited investor who purchased for investment in a transaction that did not involve a general solicitation.

On September 22, 2009 we issued 462,826 shares of our common stock to Mr. Stavros Papageorgiou. The shares were issued to Mr. Papageorgiou pursuant to his exercise in full of a warrant granted on May 15, 2006. The Company received $1,500,000 for the shares it sold. The Company relied on Section 4(2) of the Securities Act to issue the common stock and warrant, inasmuch as the common stock was issued to a single accredited investor who purchased for investment in a transaction that did not involve a general solicitation.

In February 2010, we issued 12,000 shares of our common stock to Dr. Daniel Kiddy to settle a lawsuit claiming he was entitled to such shares.

On March 15, 2010, we issued 6,000 shares, in the aggregate, of our common stock to Ms. Dian Griesel and Mr. Kevin Moran, two individuals affiliated with The Investor Relations Group, our investor relations and public relations firm for services rendered to us.

For the aforementioned transactions with Dr. Kiddy and the affiliates of IRG, we relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to issue the common stock. No advertising or general solicitation was employed in offering the shares. The shares were issued to accredited investors or to no less than 35 accredited investors who received specified information and had appropriate knowledge and experience. The shares were offered for investment purposes only and not for the purpose of resale or distribution.

16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number		Description

1	.1***	Form of Placement Agency Agreement
2.1		Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated January 20, 2006(1)
2.2		First Amendment to Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated June 29, 2006(2)
2.3		Second Amendment to Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated September 27, 2006(3)
3.1		Certificate of Incorporation(5)
3	.1.1**	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010(12)
3	.1.2**	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010(13)
3.2		Bylaws(5)
4	.1***	Form of Subscription Agreement
4	.2***	Form of Unit Warrant
4.3		Form of Stock Certificate for Common Stock, effective upon Consummation of the reverse stock split(13)
5	.1***	Opinion of Womble Carlyle Sandridge & Rice, PLLC
10	.1*	Employment Agreement by and between GeoVax Labs, Inc. and Robert T. McNally dated April 1, 2008(6)
10	.2*	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds, as amended and restated, dated as of January 1, 2010(9)
10	.3*	Employment Agreement between GeoVax, Inc. and Harriet L. Robinson dated as of November 19, 2007(9)
10	.4*	Employment Agreement by and between GeoVax, Inc. and Mark Newman dated as of January 4, 2010(9)
10	.5*,**	GeoVax Labs, Inc. 2006 Equity Incentive Plan
10.6		License Agreement by and between GeoVax, Inc. and Emory University, as amended and restated, dated June 23, 2004(3)
10.7		Technology Sale and Patent License Agreement by and between GeoVax, Inc. and MFD, Inc., dated December 26, 2004(3)
10.8		Office and Laboratory Lease by and between UCB, Inc. and GeoVax, Inc., dated August 31, 2009(8)
10.10		Consulting Agreement by and between Donald G. Hildebrand and GeoVax Labs, Inc., as amended, dated December 11, 2009(6)
10.11		Common Stock Purchase Agreement by and between GeoVax Labs, Inc. and Fusion Capital Fund II, LLC, dated as of May 8, 2008(7)
10.12		Registration Rights Agreement by and between GeoVax Labs, Inc. and Fusion Capital Fund II, LLC(7)
10	.13*	Summary of the GeoVax Labs, Inc. Director Compensation Plan(9)
10	.14*,**	Form of Incentive Stock Option Agreement under GeoVax, Inc. 2002 Stock Option and Incentive Plan
10	.15*,**	Form of Non-Qualified Stock Option Agreement under GeoVax, Inc. 2002 Stock Option and Incentive Plan
10	.16*,**	Form of Non-Qualified Stock Option Agreement under GeoVax, Inc. 2006 Equity Incentive Plan
10.17		Form of Warrant issued to Peter Tsolinas(10)
10.18		Form of Five Year Warrant Agreement issued to Peter Tsolinas(11)
10	.19**	Form of Indemnification Agreement

Exhibit
Number		Description

21.1		Subsidiaries of the Registrant(4)
23	.1***	Consent of Porter Keadle Moore LLP, an independent registered public accounting firm
23	.2***	Consent of Tripp, Chafin & Company, LLC, an independent registered public accounting firm
23	.3***	Consent of Womble Carlyle Sandridge & Rice, PLLC (contained in the opinion filed as Exhibit 5.1 hereof)
24	.1**	Power of Attorney (included on the signature page to this Registration Statement filed on March 31, 2010)
24	.2**	Power of Attorney (included on the signature page to Amendment No. 1 to this Registration Statement filed on May 12, 2010)

*	Indicates a management contract or compensatory plan or arrangement.

**	Previously filed.

***	Filed herewith.

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2006.

(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2006.

(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006.

(4)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2008.

(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2008.

(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2008.

(8)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2009.

(9)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.

(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2007.

(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2008.

(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed April 14, 2010

(13)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed April 28, 2010

(b) Financial Statement Schedules.

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2009, 2008 and 2007 (unaudited) is included in the accompanying prospectus on page F-18.

All other financial statement schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

17.  Undertakings.

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

c. The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of May, 2010.

GEOVAX LABS, INC.

By:	/s/ Robert T. McNally
Robert T. McNally Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ Robert T. McNally Robert T. McNally, Ph.D.		Director President & Chief Executive Officer (Principal Executive Officer)	May 24, 2010

/s/ Mark W. Reynolds Mark W. Reynolds		Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2010

/s/ Steven S. Antebi* Steven S. Antebi		Director	May 24, 2010

/s/ David A. Dodd* David A. Dodd		Director	May 24, 2010

/s/ Dean G. Kollintzas* Dean G. Kollintzas		Director	May 24, 2010

/s/ John N. Spencer, Jr.* John N. Spencer, Jr.		Director	May 24, 2010

/s/ Peter M Tsolinas* Peter M Tsolinas		Director	May 24, 2010

/s/ Donald G. Hildebrand* Donald G. Hildebrand		Director	May 24, 2010

/s/ Harriet L. Robinson* Harriet L. Robinson		Director	May 24, 2010

*By:	/s/ Mark W. Reynolds Mark W. Reynolds Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1***	Form of Placement Agency Agreement
2.1		Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated January 20, 2006(1)
2.2		First Amendment to Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated June 29, 2006(2)
2.3		Second Amendment to Agreement and Plan of Merger by and among GeoVax, Inc., GeoVax Acquisition Corp. and Dauphin Technology, Inc., dated September 27, 2006(3)
3.1		Certificate of Incorporation(5)
3	.1.1**	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010(12)
3	.1.2**	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010(13)
3.2		Bylaws(5)
4	.1***	Form of Subscription Agreement
4	.2***	Form of Unit Warrant
4.3		Form of Stock Certificate for Common Stock, effective upon Consummation of the reverse stock split(13)
5	.1***	Opinion of Womble Carlyle Sandridge & Rice, PLLC
10	.1*	Employment Agreement by and between GeoVax Labs, Inc. and Robert T. McNally dated April 1, 2008(6)
10	.2*	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds, as amended and restated, dated as of January 1, 2010(9)
10	.3*	Employment Agreement between GeoVax, Inc. and Harriet L. Robinson dated as of November 19, 2007(9)
10	.4*	Employment Agreement by and between GeoVax, Inc. and Mark Newman dated as of January 4, 2010(9)
10	.5*,**	GeoVax Labs, Inc. 2006 Equity Incentive Plan
10.6		License Agreement by and between GeoVax, Inc. and Emory University, as amended and restated, dated June 23, 2004(3)
10.7		Technology Sale and Patent License Agreement by and between GeoVax, Inc. and MFD, Inc., dated December 26, 2004(3)
10.8		Office and Laboratory Lease by and between UCB, Inc. and GeoVax, Inc., dated August 31, 2009(8)
10.10		Consulting Agreement by and between Donald G. Hildebrand and GeoVax Labs, Inc., as amended, dated December 11, 2009(6)
10.11		Common Stock Purchase Agreement by and between GeoVax Labs, Inc. and Fusion Capital Fund II, LLC, dated as of May 8, 2008(7)
10.12		Registration Rights Agreement by and between GeoVax Labs, Inc. and Fusion Capital Fund II, LLC(7)
10	.13*	Summary of the GeoVax Labs, Inc. Director Compensation Plan(9)
10	.14*,**	Form of Incentive Stock Option Agreement under GeoVax, Inc. 2002 Stock Option and Incentive Plan
10	.15*,**	Form of Non-Qualified Stock Option Agreement under GeoVax, Inc. 2002 Stock Option and Incentive Plan
10	.16*,**	Form of Non-Qualified Stock Option Agreement under GeoVax, Inc. 2006 Equity Incentive Plan
10.17		Form of Warrant issued to Peter Tsolinas(10)
10.18		Form of Five Year Warrant Agreement issued to Peter Tsolinas(11)
10	.19**	Form of Indemnification Agreement
21.1		Subsidiaries of the Registrant(4)
23	.1***	Consent of Porter Keadle Moore LLP, an independent registered public accounting firm
23	.2***	Consent of Tripp, Chafin & Company, LLC, an independent registered public accounting firm

Exhibit
Number		Description

23	.3***	Consent of Womble Carlyle Sandridge & Rice, PLLC (contained in the opinion filed as Exhibit 5.1 hereof)
24	.1**	Power of Attorney (included on the signature page to this Registration Statement filed on March 31, 2010)
24	.2**	Power of Attorney (included on the signature page to Amendment No. 1 to this Registration Statement filed on May 12, 2010)

*	Indicates a management contract or compensatory plan or arrangement.

**	Previously filed.

***	Filed herewith.

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2006.

(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2006.

(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006.

(4)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2008.

(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2008.

(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2008.

(8)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2009.

(9)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.

(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2007.

(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2008.

(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed April 14, 2010.

(13)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed April 28, 2010.